Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

6 May 2025

RECOMMENDED FINAL* CASH ACQUISITION

of

DELIVEROO PLC

by

DOORDASH, INC.

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Summary

•
The board of directors of DoorDash, Inc. (“DoorDash”), and the board of directors of Deliveroo plc (“Deliveroo”) are pleased to announce that they have reached agreement on the terms of a recommended final* cash offer to be made by DoorDash for the entire issued and to be issued share capital of Deliveroo (the “Acquisition”).

•	Under the terms of the Acquisition, each Deliveroo Shareholder will be entitled to receive:

180 pence in cash for each Deliveroo Share held

•	The Acquisition values the entire issued and to be issued ordinary share capital of Deliveroo at approximately £2.9 billion on a fully diluted basis, and represents a premium of approximately:

-	44 per cent. to the Closing Price of 125 pence per Deliveroo Share on 4 April 2025 (being the last Business Day prior to DoorDash’s offer letter to Deliveroo in respect of the Acquisition);

-	29 per cent. to the Closing Price of 140 pence per Deliveroo Share on 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period); and

-	40 per cent. to 129 pence, being the three month Volume Weighted Average Price to 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period).

*
DoorDash confirms that the financial terms of the Acquisition are final and will not be increased, except that DoorDash reserves the right to increase the consideration payable under the Acquisition and/or otherwise improve the terms of the Acquisition if there is an announcement on or after the date of this Announcement of a possible offer or a firm intention to make an offer for Deliveroo by any third party. DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

•	The terms of the Acquisition imply an enterprise value of Deliveroo of approximately £2.4 billion.

•	The terms of the Acquisition imply an EV / EBITDA multiple of approximately 13.4x based on the mid-point of Deliveroo’s Full Year 2025 adjusted EBITDA guidance range which remains £170-190 million.

•
DoorDash confirms that the financial terms of the Acquisition are final* and will not be increased, except that DoorDash reserves the right to increase the consideration payable under the Acquisition and/or otherwise improve the terms of the Acquisition if there is an announcement on or after the date of this Announcement of a possible offer or a firm intention to make an offer for Deliveroo by any third party. DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

•	It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

Background to and reasons for the Acquisition

The combination with Deliveroo will strengthen DoorDash’s position as a leading global platform in local commerce, enabling the combined entity to better serve businesses, consumers and couriers

•
DoorDash is a leading global technology company that connects local businesses to their communities and consumers. It operates in over 30 countries, partners with over 500,000 local businesses on its marketplaces, serves over 42 million monthly active users, and creates uniquely flexible earnings opportunities for millions of people annually.

•
DoorDash has consistently improved its offering for local businesses, consumers and couriers. Its strong execution has allowed it to build a leadership position in the United States. DoorDash’s execution and product focus has helped drive step-change growth in European geographies. DoorDash takes a multi-decade view to its growth strategy and plans to continue investing in the opportunity to power local commerce globally.

•
Deliveroo has built one of the leading local commerce platforms across its key geographies. Deliveroo has built its business through relentless daily improvement of its highly-compelling consumer value proposition. By partnering with approximately 176,000 local businesses, innovating in new categories such as grocery and retail, in addition to its core restaurant proposition and investing in operational excellence, Deliveroo provides a leading selection and high-quality experience for its approximately 7 million monthly active consumers.

•
DoorDash and Deliveroo have complementary geographic operations and the Enlarged Group will have a global presence in over 40 countries, serving approximately 50 million monthly active users. In 2024, the two companies together generated a total Gross Order Value of approximately $90 billion.

DoorDash and Deliveroo share a strategic vision, complementary geographic footprints, and an obsession to continually improve their offerings for local businesses, consumers and couriers

•
DoorDash and Deliveroo are driven by a common mission to empower local commerce, offer a differentiated consumer experience, and build multi-category platforms that serve local economies across the globe.

•
DoorDash and Deliveroo operate in complementary geographic regions; Deliveroo operates in nine countries, all of which are new for DoorDash. Bringing together both companies’ existing footprints will enable the Enlarged Group to operate in countries with a combined population exceeding 1 billion people. Deliveroo has been particularly successful operating in cities and large urban centres, while DoorDash has demonstrated success across urban, suburban and rural areas.

•
DoorDash and Deliveroo are both deeply committed to continuously improving the consumer experience. Deliveroo’s focus on improving its consumer value proposition closely aligns with DoorDash’s focus on improving the combination of selection, quality and affordability provided to consumers.

•
Similarly, DoorDash and Deliveroo are aligned in their dedication to serving merchants across multiple categories in local commerce, enabling local businesses to connect with consumers in their communities, solving mission-critical challenges such as consumer acquisition and demand generation and an exceptional logistics experience. These shared principles drive more orders and more revenue for merchants, resulting in greater earnings opportunities for couriers. DoorDash and Deliveroo both have a strong record of protecting and strengthening independent work, including by combining attractive flexible work with greater security for couriers.

•	This shared vision provides a strong foundation upon which the Enlarged Group intends to build further improvements in consumer retention, order frequency and the consumer experience overall.

DoorDash’s best-in-class capabilities applied to Deliveroo’s attractive geographies and growth initiatives can create significant value for Deliveroo’s broader stakeholders

•
DoorDash has a proven operating playbook and best-in-class product suite, which it has successfully applied to Wolt’s operations to accelerate product innovation and resulting business performance. Similarly, DoorDash is confident it can build on Deliveroo’s existing strengths to create leading experiences for consumers, local businesses, and couriers in each of the countries in which Deliveroo operates.

•	DoorDash is excited to invest in growing local commerce globally, including investing in Deliveroo’s business in the UK and other Deliveroo geographies and to continue to drive growth.

Opportunity to allocate resources more effectively to strengthen competitive advantage

•
The Enlarged Group’s expanded geographic footprint, enhanced local and regional institutional knowledge and stronger operational capabilities will help strengthen Deliveroo’s positioning in its key geographies in which DoorDash does not operate. Combining Deliveroo’s local leadership and teams with DoorDash’s global operating experience and substantial financial and talent capital, positions the Enlarged Group to operate more efficiently and continue to execute its strategy. Deliveroo operates on a consistent technology and management structure across its countries, allowing the Enlarged Group to swiftly implement best practices and drive operational efficiencies. DoorDash has consistently used its scale and operating discipline to reinvest in innovation, affordability for consumers, services for merchants, and growth for local communities, and will bring the same approach to the Enlarged Group.

Recommendation

•
The Deliveroo Board, wanting to adhere to the highest standards of governance, has formed the Deliveroo Independent Committee to consider the Acquisition and determine on behalf of the Deliveroo Board whether to recommend Scheme Shareholders vote in favour of the Scheme (or accept the Takeover Offer, if applicable). The Deliveroo Independent Committee comprises all Deliveroo Directors other than Will Shu and Tom Stafford, recognising the significant shareholding of Will Shu and Tom Stafford’s association with a significant shareholder of Deliveroo.

•
The Deliveroo Independent Committee, who have been so advised by Goldman Sachs as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Deliveroo Independent Committee, Goldman Sachs has taken into account the commercial assessments of all Deliveroo Directors. Goldman Sachs is providing independent financial advice to the Deliveroo Independent Committee for the purposes of Rule 3 of the Code.

•
Accordingly, the Deliveroo Independent Committee intends to recommend unanimously that Scheme Shareholders vote (or procure the voting) in favour of the Scheme at the Court Meeting and that Deliveroo Shareholders vote (or procure the voting) in favour of the Resolutions at the General Meeting (or, if DoorDash exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer), as each Deliveroo Director holding Deliveroo Shares (in a personal capacity or through a nominee), including Will Shu, has irrevocably undertaken to do, or procure to be done, in respect of their own beneficial holdings, amounting in aggregate to 96,727,659 Deliveroo Shares (representing, in aggregate, approximately 6.462 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

•
The Deliveroo Independent Committee benefitted from the views and experience of Will Shu and Tom Stafford when considering the terms of the Acquisition. Both are fully supportive of, and in agreement with, the Deliveroo Independent Committee Recommendation and the Acquisition.

Irrevocable undertakings

•
In addition to the irrevocable undertakings from the Deliveroo Directors referred to above, DoorDash has also received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and Resolutions at the General Meeting (or, if DoorDash exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer) from DST Global and Greenoaks in respect of a total of 134,215,341 Deliveroo Shares (representing, in aggregate, approximately 8.967 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

•
In total therefore, DoorDash has received irrevocable undertakings with respect to 230,943,000 Deliveroo Shares (representing, in aggregate, approximately 15.429 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

•	Full details of the irrevocable undertakings received by DoorDash are set out in Appendix III to this Announcement.

Information on Deliveroo

•
Deliveroo is an award-winning delivery service founded in 2013 by Will Shu and Greg Orlowski. Deliveroo works with approximately 176,000 of the best-loved restaurants, grocers and retail partners, as well as over 130,000 riders with a goal to provide the best on-demand delivery experience in the world. Deliveroo served approximately 7 million monthly active consumers in 2024.

•
Deliveroo is headquartered in London, with offices around the globe. Deliveroo operates across 9 countries: Belgium, France, Italy, Ireland, Kuwait, Qatar, Singapore, United Arab Emirates and the United Kingdom.

•
For the fiscal year ended 31 December 2024, Deliveroo reported £7.1 billion GTV (+8% vs 2023 in constant currency), revenue of approximately £2.0 billion and adjusted EBITDA of approximately £140 million. Free cash flow (including Hong Kong) was £85.5 million (vs £(38.4) million in 2023).

•
As at 24 April 2025, being the last Business Day prior to the commencement of the Offer Period, Deliveroo’s market capitalisation was £2.2 billion. Deliveroo’s shares are publicly listed on the London Stock Exchange under the symbol ROO.

Information on DoorDash

•
DoorDash is a local commerce platform that connects consumers to the best of their neighbourhoods, helps local businesses of all kinds grow and innovate, and gives people fast, flexible ways to earn. Founded in 2013 and now in over 30 countries around the world, DoorDash is a global platform dedicated to keeping commerce thriving in the communities where it operates.

•	Since its launch in 2013, DoorDash has expanded organically and inorganically to serve over 42 million monthly active users in over 30 countries, including over 22 million DashPass and Wolt+ members.

•
DoorDash’s shares are publicly listed on NASDAQ under the symbol DASH. As at 2 May 2025, being the last practicable date before the date of this Announcement, its market capitalisation was $93.1 billion. For the fiscal year ended 31 December 2024, DoorDash reported revenue of approximately $10.7 billion.

General

•
If any dividend or other distribution or return of capital is announced, declared, made, payable or is paid in respect of the Deliveroo Shares on or after the date of this Announcement and with a record date prior to the Effective Date, DoorDash will reduce the consideration payable under the Acquisition in respect of each Deliveroo Share by the amount of all or part of any such dividend or other distribution or return of capital, except where Deliveroo Shares are or will be acquired pursuant to the Acquisition on a basis which entitled DoorDash to receive such dividend or other distribution or return of capital, provided that, to the extent such dividend or other distribution or return of capital is cancelled, the consideration shall not be subject to change. If DoorDash makes such a reduction in consideration in respect of a dividend or other distribution or return of capital, Deliveroo Shareholders will be entitled to receive and retain such dividend or other distribution or return of capital.

•
It is intended that the Acquisition be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. The purpose of the Scheme is to provide for DoorDash to become the owner of the entire issued and to be issued ordinary share capital of Deliveroo. However, DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

•	The Acquisition is subject to the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document. The Conditions include:

•
the approval of the Scheme by a majority in number of Scheme Shareholders representing at least 75 per cent. in value of Scheme Shares present, entitled to vote and voting, either in person or by proxy at the Court Meeting;

•	the approval of the Resolutions by the requisite majority of Deliveroo Shareholders at the General Meeting;

•	the sanction of the Scheme by the Court;

•	the Scheme becoming Effective by no later than the Long Stop Date; and

•	the receipt of regulatory and antitrust approvals as further described in this Announcement.

•
It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with associated Forms of Proxy, will be posted to Deliveroo Shareholders within 28 days of this Announcement (or such later time as may be agreed by the Takeover Panel) and the Court Meeting and the General Meeting are each expected to be held as soon as possible thereafter, giving the required notice for such meetings.

•
The Scheme is currently expected to become Effective during Q4 2025, subject to the satisfaction or (where applicable) waiver of the Conditions. An expected timetable of key events relating to the Acquisition will be provided in the Scheme Document.

Commenting on the Acquisition, Tony Xu, CEO and Co-founder of DoorDash, said:

“Our mission at DoorDash is to grow and empower local economies. We started the company in 2013 to help people like my mom – people running local businesses and creating the vast majority of jobs and economic activity in our communities. Our focus ever since has been on building the best products and services to enable these merchants to grow, connecting them with consumers in their neighbourhoods, and creating a local commerce platform that offers uniquely flexible earnings opportunities.

Coming together with teams that have similar visions and values accelerates our work to achieve that mission. Deliveroo is just such a team and one that I have long admired. Like DoorDash, Deliveroo is obsessively focused on their customers – consumers, merchants, and riders. They work day in and day out to improve their consumer value proposition, bring new services to local businesses, and offer flexibility and support to riders. These efforts and attention to detail from Will and the team have had a tremendous positive impact in the communities where Deliveroo operates.

I could not be more excited by the prospect of what DoorDash and Deliveroo will be able to accomplish together. We’ll cover more than 40 countries with a combined population of more than 1 billion people, enabling us to provide more local businesses with the tools and technology they need to thrive. The Enlarged Group will bring together DoorDash’s strong operating playbook with Deliveroo’s local expertise to invest in innovation and execution at an even higher level. Together, we will work to deliver the best experience for all of our stakeholders, to grow the GDP of cities around the world, and to build the leading global platform for local commerce.”

Commenting on the Acquisition:

Will Shu, CEO and Co-founder of Deliveroo, said:

“When Greg and I founded this business in 2013, we made it our mission to bring the best of our consumers’ neighbourhoods to their door. We’ve stayed relentlessly focused on this mission for the past twelve years, keeping our consumers at the heart of everything we do and aiming to deliver them flawless experiences, new innovations and real value. I’m very proud of everything we have achieved as a standalone business.

We are now at the beginning of a transformative new chapter. DoorDash and Deliveroo are like-minded organisations with a shared strategic vision and aligned values. Together, we will be even better positioned to serve consumers, merchants, riders and local communities. The Enlarged Group will have the scale to invest in product, technology and the overall consumer value proposition.

I want to thank all of our incredibly skilled people, dedicated riders and merchants and our loyal consumers for helping us to build the successful business we have today. I hope they share our excitement about what the future holds. I know that DoorDash will be a great long-term partner for our business.”

Claudia Arney, Chair of Deliveroo, said:

“Following careful consideration, the Deliveroo Independent Committee has unanimously decided to recommend this offer, considering it to be in the interests of all our shareholders and wider stakeholders.

Deliveroo changed the face of food delivery in the UK and around the world. Thanks to Will and the dedication and innovation of the team, consumers have new food experiences, merchants new opportunities for growth and riders a new type of work. I’m immensely proud to have worked alongside the team and thank them for their hard work.

Looking ahead, this offer will enable Deliveroo to build on its significant strategic and operational progress, to strengthen its competitive advantage, to invest further in innovation and further enhance our proposition to stakeholders. We are pleased that DoorDash is excited to invest into the business and team and shares our commitments to supporting the interests of riders, merchants and consumers.

Both companies are highly complementary, whether in their geographic footprints or their missions, and I am confident that being part of the Enlarged Group will accelerate the realisation of Deliveroo’s full potential.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement and its Appendices. In particular, the Acquisition is subject to the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains details of sources of information and bases of calculation contained in this Announcement. Appendix III contains certain details relating to the irrevocable undertakings referred to in this Announcement. Appendix IV contains details of the Deliveroo Profit Forecast. Appendix V contains definitions of certain terms used in this Announcement.

Enquiries:

DoorDash Elizabeth Jarvis-Shean (Chief Corporate Affairs Officer) Ali Musa (Director, Corporate Communications) Andy Hargreaves (Vice President, Investor Relations)	ali.musa@doordash.com andy.hargreaves@doordash.com

J.P. Morgan (Financial Adviser to DoorDash) Dwayne Lysaght Matthew Gehl Neil Dalal Jonty Edwards Valentina Proverbio	Tel: +44 (0) 203 493 8000

FGS Global (PR Adviser to DoorDash) Faeth Birch Dorothy Burwell Harry Worthington	Tel: +44 (0) 207 251 3801 doordash@fgsglobal.com

Deliveroo Joe Carberry, VP Policy & Communications Rohan Chitale / Tim Warrington, Investor Relations	joe.carberry@deliveroo.co.uk investors@deliveroo.co.uk

Goldman Sachs (Lead Financial Adviser and Corporate Broker to Deliveroo) Anthony Gutman Jane Dunlevie Owain Evans Bertie Whitehead Cara Pazdon	Tel: +44 (0) 207 774 1000

Allen & Company LLC (Financial Adviser to Deliveroo) Nancy Peretsman Omar Isani	Tel: +1 212 832 8000

Barclays (Financial Adviser and Corporate Broker to Deliveroo) Nicola Tennent Rob Mayhew	Tel: +44 (0)20 7623 2323

Brunswick (Communications Adviser to Deliveroo) Susan Gilchrist Rosie Oddy	Tel: +44 (0) 207 404 5959 deliveroo@brunswickgroup.com

Latham & Watkins (London) LLP is acting as legal adviser to DoorDash.

White & Case LLP is acting as legal adviser to Deliveroo.

The person responsible for arranging the release of this Announcement on behalf of Deliveroo is Catherine Sukmonowski, Deliveroo Company Secretary.

Important Notices

J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised in the United Kingdom by the Prudential Regulation Authority and regulated in the United Kingdom by the Prudential Regulation Authority and the Financial Conduct Authority) is acting as financial adviser exclusively for DoorDash and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the Acquisition and will not be responsible to anyone other than DoorDash for providing the protections afforded to clients of J.P. Morgan or its affiliates, nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to herein.

Goldman Sachs International (“Goldman Sachs”), which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Deliveroo and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the matters referred to in this Announcement.

Allen & Company LLC, which is registered with and licensed as a broker-dealer by the United States Securities and Exchange Commission and incorporated in the state of New York, is acting as financial adviser to Deliveroo and no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Allen & Company LLC nor for providing advice in relation to the matters described or referred to in this Announcement. Neither Allen & Company LLC nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Allen & Company LLC in connection with this Announcement, any statement contained herein or the matters described or referred to in this Announcement or otherwise.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Deliveroo and no one else in connection with the Acquisition and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Acquisition or any other matter referred to in this Announcement.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Deliveroo securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or subscribe for or any invitation or the solicitation of an offer to purchase or subscribe for or otherwise acquire, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be implemented solely through and on the terms set out in the Scheme Document and the accompanying Forms of Proxy (or, in the event that the Acquisition is to be implemented by means of a Takeover Offer, the Offer Document and accompanying form of acceptance), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of, or to accept, the Acquisition. Any approval, decision, vote or other response to the Acquisition should be made only on the basis of the information in the Scheme Document (or if the Acquisition is implemented by way of a Takeover Offer, the Offer Document). Deliveroo Shareholders are strongly advised to read the formal documentation in relation to the Acquisition once it has been despatched.

This Announcement does not constitute a prospectus or prospectus exempted document.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and the publication of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this Announcement since such date.

This Announcement contains inside information in relation to Deliveroo for the purposes of Article 7 of the Market Abuse Regulation (EU) No. 596/2014 as it forms part of English law by virtue of the European Union (Withdrawal) Act 2018. Upon the publication of this Announcement via a Regulatory Information Service, this inside information will be considered to be in the public domain.

Overseas shareholders

This Announcement has been prepared for the purpose of complying with English law, the Listing Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and/or regulation and such law and/or regulation may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe any applicable legal or regulatory requirements. Any person (including, without limitation, nominees, trustees and custodians) who would, or otherwise intends to, forward this Announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action. In particular, the ability of persons who are not resident in the United Kingdom to vote their Deliveroo Shares at the Court Meeting or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote their Deliveroo Shares in respect of the Court Meeting or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.

Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

Unless otherwise determined by DoorDash and Deliveroo or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this Announcement (including custodians, nominees and trustees) must not distribute or send it into or from a Restricted Jurisdiction. In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, DoorDash will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The Acquisition relates to the shares of a company incorporated in England and it is proposed to be made by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules.

If DoorDash were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable laws and regulations, including, if the Takeover Offer is extended into the US, section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by DoorDash and no one else. In addition to any such Takeover Offer, DoorDash, certain affiliated companies and the nominees or brokers (acting as agents) of DoorDash and/or such affiliated companies may make certain purchases of, or arrangements to purchase, Deliveroo Shares outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made, they would be made outside the United States in compliance with applicable law, including the US Exchange Act.

The receipt of cash consideration by a Deliveroo Shareholder for the transfer of their Deliveroo Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as overseas and other, tax laws. In certain circumstances, Deliveroo Shareholders that are not US persons and that receive cash consideration pursuant to the Scheme may be subject to US withholding tax. Each Deliveroo Shareholder is urged to consult an independent professional adviser regarding the applicable tax consequences of the Acquisition, including under applicable United States, state and local, as well as overseas and other tax laws.

Financial information relating to Deliveroo included in this Announcement and to be included in the Scheme Document has been or will have been prepared in accordance with International Financial Reporting Standards and may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). US GAAP differs in certain significant respects from accounting standards applicable in the United Kingdom.

It may be difficult for a US-based investor to enforce their rights and any claim he or she may have arising under US securities laws, since the Scheme relates to the shares of a company incorporated under the laws of, and located in, the United Kingdom, and some or all of its officers and directors may be residents of non-US jurisdictions. A US-based investor may not be able to sue a company located in the United Kingdom, or its officers or directors, in a foreign court for alleged violations of US securities laws, and it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by DoorDash or Deliveroo may contain certain “forward-looking statements” with respect to Deliveroo and DoorDash. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “forecast”, “aim”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning or the negative thereof. Forward-looking statements include, but are not limited to, statements relating to the following: (a) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (b) business and management strategies of DoorDash and the expansion and growth of Deliveroo and potential synergies resulting from the Acquisition; and (c) the effects of global economic conditions and governmental regulation on DoorDash or Deliveroo’s business.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or developments to differ materially from those expressed in or implied by such forward-looking statements. These factors include, but are not limited to: the ability to complete the Acquisition; the ability to obtain requisite regulatory and shareholder approvals, changes in the global political, economic, business and competitive environments and in market and regulatory forces, changes in future exchange and interest rates, changes in tax rates, future business combinations or disposals, changes in general economic and market conditions in the countries in which DoorDash and Deliveroo operate, weak, volatile or illiquid capital and/or credit markets, interest rate and currency value fluctuations, the degree of competition in the geographic and business areas in which DoorDash and Deliveroo operate and changes in laws or in other supervisory expectations or requirements. Other unknown or unpredictable factors could cause actual results to differ materially from those expected, estimated or projected in the forward-looking statements. These forward-looking statements are based on numerous assumptions regarding present and future strategies and environments. None of DoorDash or Deliveroo, nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to DoorDash or Deliveroo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement.

DoorDash and Deliveroo assume no obligation to update publicly or revise forward-looking or other statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

The Deliveroo Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. As required by Rule 28.1 of the Code, the assumptions on which the Deliveroo Profit Forecast is stated are set out in Appendix IV of this Announcement.

Other than the Deliveroo Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for DoorDash or Deliveroo in respect of any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per Deliveroo Share for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per Deliveroo Share.

Publication on website

In accordance with Rule 26.1 of the Code, a copy of this Announcement and the documents required to be published under Rule 26 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Deliveroo’s website at https://corporate.deliveroo.co.uk/investors and on DoorDash’s website at https://ir.doordash.com/resources/ by no later than 12 noon on the Business Day following the date of this Announcement. Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copies

In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Deliveroo’s registrars, Equiniti Limited, on +44 (0) 371 384 2030 between 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except UK public holidays) or by submitting a request in writing to Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.

Electronic communications – information for Deliveroo Shareholders

Please be aware that addresses, electronic addresses and certain information provided by Deliveroo Shareholders, persons with information rights and other relevant persons for the receipt of communications from Deliveroo may be provided to DoorDash during the Offer Period as required under section 4 of Appendix 4 of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different paragraphs and/or tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (a) the offeree company; and (b) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 pm on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (a) the offeree company; and (b) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.9 of the Code

For the purposes of Rule 2.9 of the Code, Deliveroo confirms that, as at the date of this Announcement, it had in issue 1,510,437,068 ordinary shares of £0.005 each, including 13,634,415 shares which are held in treasury. The ISIN for the ordinary shares is GB00BNC5T391.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

6 May 2025

RECOMMENDED FINAL* CASH ACQUISITION

of

DELIVEROO PLC

by

DOORDASH, INC.

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

1.	Introduction

The board of directors of DoorDash, Inc. (“DoorDash”), and the board of directors of Deliveroo plc (“Deliveroo”) are pleased to announce that they have reached agreement on the terms of a recommended final* cash offer to be made by DoorDash for the entire issued and to be issued share capital of Deliveroo (the “Acquisition”).

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (although DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to effect the Acquisition by way of a Takeover Offer.

2.	The Acquisition

Under the terms of the Acquisition, which will be subject to the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document, each Deliveroo Shareholder will be entitled to receive:

180 pence in cash for each Deliveroo Share held

The Acquisition values the entire issued and to be issued ordinary share capital of Deliveroo at approximately £2.9 billion on a fully diluted basis, and represents a premium of approximately:

•	44 per cent. to the Closing Price of 125 pence per Deliveroo Share on 4 April 2025 (being the last Business Day prior to DoorDash’s offer letter to Deliveroo in respect of the Acquisition);

*
DoorDash confirms that the financial terms of the Acquisition are final and will not be increased, except that DoorDash reserves the right to increase the consideration payable under the Acquisition and/or otherwise improve the terms of the Acquisition if there is an announcement on or after the date of this Announcement of a possible offer or a firm intention to make an offer for Deliveroo by any third party. DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

•	29 per cent. to the Closing Price of 140 pence per Deliveroo Share on 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period); and

•	40 per cent. to 129 pence, being the three month Volume Weighted Average Price to 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period).

The terms of the Acquisition imply an enterprise value of Deliveroo of approximately £2.4 billion.

DoorDash confirms that the financial terms of the Acquisition are final* and will not be increased, except that DoorDash reserves the right to increase the consideration payable under the Acquisition and/or otherwise improve the terms of the Acquisition if there is an announcement on or after the date of this Announcement of a possible offer or a firm intention to make an offer for Deliveroo by any third party. DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

The terms of the Acquisition imply an EV / EBITDA multiple of approximately 13.4x based on the mid-point of Deliveroo’s Full Year 2025 adjusted EBITDA guidance range which remains £170-190 million.

3.	Dividends

If any dividend or other distribution or return of capital is announced, declared, made, payable or is paid in respect of the Deliveroo Shares on or after the date of this Announcement and with a record date prior to the Effective Date, DoorDash will reduce the consideration payable under the Acquisition in respect of each Deliveroo Share by the amount of all or part of any such dividend or other distribution or return of capital, except where Deliveroo Shares are or will be acquired pursuant to the Acquisition on a basis which entitled DoorDash to receive such dividend or other distribution or return of capital, provided that, to the extent such dividend or other distribution or return of capital is cancelled, the consideration shall not be subject to change. If DoorDash makes such a reduction in consideration in respect of a dividend or other distribution or return of capital, Deliveroo Shareholders will be entitled to receive and retain such dividend or other distribution or return of capital.

4.	Recommendation

 The Deliveroo Board, wanting to adhere to the highest standards of governance, has formed the Deliveroo Independent Committee to consider the Acquisition and determine on behalf of the Deliveroo Board whether to recommend Scheme Shareholders vote in favour of the Scheme (or accept the Takeover Offer, if applicable). The Deliveroo Independent Committee comprises all Deliveroo Directors other than Will Shu and Tom Stafford, recognising the significant shareholding of Will Shu and Tom Stafford’s association with a significant shareholder of Deliveroo.

The Deliveroo Independent Committee, who have been so advised by Goldman Sachs as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Deliveroo Independent Committee, Goldman Sachs has taken into account the commercial assessments of all Deliveroo Directors. Goldman Sachs is providing independent financial advice to the Deliveroo Independent Committee for the purposes of Rule 3 of the Code.

Accordingly, the Deliveroo Independent Committee intends to recommend unanimously that Scheme Shareholders vote (or procure the voting) in favour of the Scheme at the Court Meeting and that Deliveroo Shareholders vote (or procure the voting) in favour of the Resolutions at the General Meeting (or, if DoorDash exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer), as each Deliveroo Director holding Deliveroo Shares (in a personal capacity or through a nominee), including Will Shu, has irrevocably undertaken to do, or procure to be done, in respect of their own beneficial holdings, amounting in aggregate to 96,727,659 Deliveroo Shares (representing, in aggregate, approximately 6.462 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

The Deliveroo Independent Committee benefitted from the views and experience of Will Shu and Tom Stafford when considering the terms of the Acquisition. Both are fully supportive of, and in agreement with, the Deliveroo Independent Committee Recommendation and the Acquisition.

5.	Background to and reasons for the Acquisition

The combination with Deliveroo will strengthen DoorDash’s position as a leading global platform in local commerce, enabling the combined entity to better serve businesses, consumers and couriers

DoorDash is a leading global technology company that connects local businesses to their communities and consumers. It operates in over 30 countries, partners with over 500,000 local businesses on its marketplaces, serves over 42 million monthly active users, and creates uniquely flexible earnings opportunities for millions of people annually.

DoorDash has consistently improved its offering for local businesses, consumers and couriers. Its strong execution has allowed it to build a leadership position in the United States. DoorDash’s execution and product focus has helped drive step-change growth in European geographies. DoorDash takes a multi-decade view to its growth strategy and plans to continue investing in the opportunity to power local commerce globally.

Deliveroo has built one of the leading local commerce platforms across its key geographies. Deliveroo has built its business through relentless daily improvement of its highly-compelling consumer value proposition. By partnering with approximately 176,000 local businesses, innovating in new categories such as grocery and retail, in addition to its core restaurant proposition and investing in operational excellence, Deliveroo provides a leading selection and high-quality experience for its approximately 7 million monthly active consumers.

DoorDash and Deliveroo have complementary geographic operations and the Enlarged Group will have a global presence in over 40 countries, serving approximately 50 million monthly active users. In 2024, the two companies together generated a total Gross Order Value of approximately $90 billion.

DoorDash and Deliveroo share a strategic vision, complementary geographic footprints, and an obsession to continually improve their offerings for local businesses, consumers and couriers

DoorDash and Deliveroo are driven by a common mission to empower local commerce, offer a differentiated consumer experience, and build multi-category platforms that serve local economies across the globe.

DoorDash and Deliveroo operate in complementary geographic regions; Deliveroo operates in nine countries, all of which are new for DoorDash. Bringing together both companies’ existing footprints will enable the Enlarged Group to operate in countries with a combined population exceeding 1 billion people. Deliveroo has been particularly successful operating in cities and large urban centres, while DoorDash has demonstrated success across urban, suburban and rural areas.

DoorDash and Deliveroo are both deeply committed to continuously improving the consumer experience. Deliveroo’s focus on improving its consumer value proposition closely aligns with DoorDash’s focus on improving the combination of selection, quality and affordability provided to consumers.

Similarly, DoorDash and Deliveroo are aligned in their dedication to serving merchants across multiple categories in local commerce, enabling local businesses to connect with consumers in their communities, solving mission-critical challenges such as consumer acquisition and demand generation and an exceptional logistics experience. These shared principles drive more orders and more revenue for merchants, resulting in greater earnings opportunities for couriers. DoorDash and Deliveroo both have a strong record of protecting and strengthening independent work, including by combining attractive flexible work with greater security for couriers.

This shared vision provides a strong foundation upon which the Enlarged Group intends to build further improvements in consumer retention, order frequency and the consumer experience overall.

DoorDash’s best-in-class capabilities applied to Deliveroo’s attractive geographies and growth initiatives can create significant value for Deliveroo’s broader stakeholders

DoorDash has a proven operating playbook and best-in-class product suite, which it has successfully applied to Wolt’s operations to accelerate product innovation and resulting business performance. Similarly, DoorDash is confident it can build on Deliveroo’s existing strengths to create leading experiences for consumers, local businesses, and couriers in each of the countries in which Deliveroo operates.

DoorDash is excited to invest in growing local commerce globally, including investing in Deliveroo’s business in the UK and other Deliveroo geographies and to continue to drive growth.

Opportunity to allocate resources more effectively to strengthen competitive advantage

The Enlarged Group’s expanded geographic footprint, enhanced local and regional institutional knowledge and stronger operational capabilities will help strengthen Deliveroo’s positioning in its key geographies in which DoorDash does not operate. Combining Deliveroo’s local leadership and teams with DoorDash’s global operating experience and substantial financial and talent capital, positions the Enlarged Group to operate more efficiently and continue to execute its strategy. Deliveroo operates on a consistent technology and management structure across its countries, allowing the Enlarged Group to swiftly implement best practices and drive operational efficiencies. DoorDash has consistently used its scale and operating discipline to reinvest in innovation, affordability for consumers, services for merchants, and growth for local communities, and will bring the same approach to the Enlarged Group.

6.	Background to and reasons for the recommendation

Deliveroo’s mission is to transform the way people shop and eat, bringing the neighbourhood to their doors by connecting consumers, restaurants, shops, and riders. Through Deliveroo’s logistics technology, it unlocks a wealth of hyperlocal choice at the right price, with fast and reliable delivery.

•	For consumers, Deliveroo offers a highly compelling consumer value proposition, centred on delivering great selection, an outstanding consumer experience, and compelling value.

•	For merchants, Deliveroo provides opportunities to accelerate their growth through access to its logistics platform, innovations, and approximately 7 million monthly active consumers.

•	For riders, Deliveroo offers highly flexible work, attractive earnings, and security.

Deliveroo operates in highly competitive, large markets and has delivered strong progress against this backdrop, notwithstanding macro-economic challenges since the end of the COVID period:

•	delivering substantial GTV growth, with GTV in 2024 being approximately 90% higher than in 2020 (including Hong Kong);

•
delivering growth in new verticals, including expansion into grocery (which it has scaled to over a £1 billion GTV per annum business since launch in 2018) and retail to ensure Deliveroo is better able to bring people the food and products they love;

•
delivering daily and continuous improvements to the consumer value proposition through relentless focus on improving the user experience, including the enhanced Plus loyalty programme, improvements to the delivery experience, sharpening price/value, and continuing to increase selection; and

•
delivering strong financial performance, including revenue in 2024 being approximately 80% higher than in 2020 and a first full year of profit in 2024 and positive cash generation (in each case, including Hong Kong).

The Deliveroo Directors are confident that Deliveroo is well-positioned to continue to successfully execute on its strategic priorities, driven by enhancement of its consumer value proposition, expansion within existing geographies and into new consumer missions, improving operational efficiency and continued technological innovation. Together, this positions Deliveroo to deliver sustainable, profitable growth, and cash generation on a standalone basis.

The Deliveroo Directors’ confidence is reflected in Deliveroo’s medium-term outlook:

•	targeting mid-teens GTV growth per annum in constant currency; and

•	adjusted EBITDA margin (as % of GTV) target of 4%+ in the medium-term.

In considering the financial terms of the Acquisition and determining whether they reflect an appropriate valuation of Deliveroo and its future prospects, the Deliveroo Directors have taken into account, inter alia, the following:

•	at 180 pence per Deliveroo share, the terms of the Acquisition represent an attractive:

o
premium of approximately 44 per cent. to the closing price of 125 pence per Deliveroo Share on 4 April 2025 (being the last Business Day prior to DoorDash’s offer letter to Deliveroo in respect of the Acquisition);

o	premium of approximately 29 per cent. to the Closing Price of 140 pence per Deliveroo Share on 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period);

o
premium of approximately 40 per cent. to 129 pence, being the three month Volume Weighted Average Price to 24 April 2025 (being the last Business Day prior to the commencement of the Offer Period); and

o	EV / EBITDA multiple of approximately 13.4x based on the mid-point of Deliveroo’s Full Year 2025 adjusted EBITDA guidance range which remains £170-190 million.

•	the Acquisition will provide an opportunity for Deliveroo Shareholders to realise value for their current investment upfront in cash;

•
the certainty of receiving 180 pence per Deliveroo Share in cash upfront must be weighed against the returns that the Deliveroo Directors expect will be generated over time from the delivery of Deliveroo’s standalone strategy, taking into account the inherent risks associated with continued successful execution; and

•
potential external factors that could impact Deliveroo, including increased competition. The industry is consolidating around a few large, global players who have strong positions in some of the largest markets in the world. The scale of the largest players allows them to invest more in product, technology and the overall consumer value proposition, utilising the free cash flow generation of their most profitable markets to invest heavily in their other markets. The Deliveroo Directors believe in management’s ability to continue to grow the business profitably and to reach the company’s full potential, but there is a belief that there will be increased needs to invest, given the investment profile of the largest players. This is more difficult to do as a standalone, smaller player and thus raises the risk profile.

The Acquisition provides an opportunity for Deliveroo Shareholders to realise their investment in Deliveroo, with an immediate and certain value in cash, at a price that reflects a fair value for the future prospects of the business.

In addition to the financial terms, the Deliveroo Directors have taken into account DoorDash’s intentions concerning Deliveroo’s business, management team, employees and other Deliveroo stakeholders. The Deliveroo Directors believe the combination of Deliveroo and DoorDash will accelerate the realisation of Deliveroo’s full potential for the benefit of all stakeholders and that the Enlarged Group will be better positioned to serve consumers, partners, and riders. DoorDash and Deliveroo are like-minded organisations with a shared strategic vision and aligned values. Both are relentlessly driven to improve the user experience, creatively building the best solutions for all users, merchants, and riders, and building multi-category platforms that empower local commerce. Deliveroo believes that DoorDash will be an excellent long-term partner and has a significant track record of nurturing and investing in the brands it acquires. Deliveroo values the fact that DoorDash intends to invest in Deliveroo’s business in the UK and other Deliveroo geographies to drive growth and expand Deliveroo’s positive impact in the communities in which it operates. The global presence of the Enlarged Group will enable it to implement best practices, use scale to invest in innovation and, ultimately, to enhance our proposition for all stakeholders.

Accordingly, following careful consideration of the above factors, the Deliveroo Independent Committee intends to unanimously recommend that Deliveroo Shareholders vote in favour of the Scheme at the Court Meeting and that Deliveroo Shareholders vote in favour of the Resolutions to be proposed at the General Meeting.

7.	Irrevocable undertakings

DoorDash has received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, if DoorDash exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer) from each Deliveroo Director holding Deliveroo Shares (in a personal capacity or through a nominee), including Will Shu, in respect of their entire beneficial holdings of Deliveroo Shares, amounting, in aggregate, to 96,727,659 Deliveroo Shares (representing, in aggregate, approximately 6.462 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

In addition to the irrevocable undertakings from the Deliveroo Directors referred to above, DoorDash has also received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and Resolutions at the General Meeting (or, if DoorDash exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer) from DST Global and Greenoaks in respect of a total of 134,215,341 Deliveroo Shares (representing, in aggregate, approximately 8.967 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

In total therefore, DoorDash has received irrevocable undertakings with respect to 230,943,000 Deliveroo Shares (representing, in aggregate, approximately 15.429 per cent. of the Deliveroo Shares in issue on the Last Practicable Date).

Full details of the irrevocable undertakings received by DoorDash are set out in Appendix III to this Announcement.

8.	Information on DoorDash

DoorDash is a local commerce platform that connects consumers to the best of their neighbourhoods, helps local businesses of all kinds grow and innovate, and gives people fast, flexible ways to earn. Founded in 2013 and now in over 30 countries around the world, DoorDash is a global platform dedicated to keeping commerce thriving in the communities where it operates.

Since its launch in 2013, DoorDash has expanded organically and inorganically to serve over 42 million monthly active users in over 30 countries, including over 22 million DashPass and Wolt+ members.

DoorDash’s shares are publicly listed on NASDAQ under the symbol DASH. As at 2 May 2025, being the last practicable date before the date of this Announcement, its market capitalisation was $93.1 billion. For the fiscal year ended 31 December 2024, DoorDash reported revenue of approximately $10.7 billion.

9.	Information on Deliveroo

Deliveroo is an award-winning delivery service founded in 2013 by Will Shu and Greg Orlowski. Deliveroo works with approximately 176,000 of the best-loved restaurants, grocers and retail partners, as well as over 130,000 riders with a goal to provide the best on-demand delivery experience in the world. Deliveroo served approximately 7 million monthly active consumers in 2024.

Deliveroo is headquartered in London, with offices around the globe. Deliveroo operates across 9 countries: Belgium, France, Italy, Ireland, Kuwait, Qatar, Singapore, United Arab Emirates and the United Kingdom.

For the fiscal year ended 31 December 2024, Deliveroo reported £7.1 billion GTV (+8% vs 2023 in constant currency), revenue of approximately £2.0 billion and adjusted EBITDA of approximately £140 million. Free cash flow (including Hong Kong) was £85.5 million (vs £(38.4) million in 2023).

As at 24 April 2025, being the last Business Day prior to the commencement of the Offer Period, Deliveroo’s market capitalisation was £2.2 billion. Deliveroo’s shares are publicly listed on the London Stock Exchange under the symbol ROO.

10.	Management, people, research and development and locations of Deliveroo

Management, people, research and development and locations of Deliveroo

DoorDash’s strategic plans for Deliveroo

DoorDash believes that Deliveroo shares its vision for empowering local commerce and building multi-product, multi-category platforms that serve local economies across the globe. Deliveroo’s geographic footprint is highly complementary to DoorDash’s strategy, and DoorDash believes the Acquisition will strengthen DoorDash’s position as a leading global platform in local commerce, by further expanding DoorDash’s international footprint.

DoorDash believes that this strength and shared vision offer a strong base upon which DoorDash intends to build the Enlarged Group. DoorDash intends to continue to invest in the large opportunity to power local commerce globally, drive further improvements in consumer retention, order frequency, and customer experience overall, by offering consumers superior selection, quality and affordability. DoorDash also believes that the Enlarged Group will be even better positioned to connect merchants and local businesses with consumers in their communities, improving customer acquisition and demand generation, driving more orders and more revenue for merchants. DoorDash believes that this will also increase earning opportunities for riders through greater order volume. Together, the Enlarged Group has the potential to have an even greater positive impact on local economies — including urban, suburban, and rural communities — throughout the United Kingdom and all of the countries where it will operate.

DoorDash has a proven operating playbook and best-in-class products, and it is confident that it can leverage this to accelerate business performance at Deliveroo including with Deliveroo’s existing growth initiatives, loyalty programmes, grocery and retail offering, and advertising.

Prior to this Announcement, consistent with market practice, DoorDash has been granted access to Deliveroo’s senior management team for the purpose of undertaking confirmatory due diligence into Deliveroo’s business and operations. This has enabled DoorDash to develop a preliminary strategy for the Enlarged Group, however it has not yet had access to sufficiently detailed information to formulate detailed plans or intentions regarding the impact of the Acquisition on Deliveroo.

Upon completion of the Acquisition, DoorDash will initiate a detailed review of the operations of Deliveroo across the geographies in which it operates to assess how Deliveroo’s business, platform offerings and technologies can be integrated with DoorDash’s business most effectively and efficiently. The scope of this review will include an evaluation of Deliveroo’s merchant and customer relationships as well as business expansion opportunities (including Deliveroo’s existing loyalty, grocery and retail, and advertising initiatives) across the countries in which it operates. DoorDash also intends to assess the best process for it to bring its consistent technology and management structure to Deliveroo, including analysis of duplicated areas and functions, in order for the Enlarged Group to seamlessly implement best practices and drive operational efficiencies.

These reviews, which are expected to take up to six to twelve months following completion of the Acquisition, will consider the current business and operations of Deliveroo and provide the basis for the development of a programme designed to integrate Deliveroo in a way which minimises disruption to stakeholders whilst delivering the expected opportunities and benefits of the Acquisition.

Management and people

DoorDash recognises and greatly respects the skills, expertise and experience of Deliveroo’s management and employees and their contribution to the success of the business to date, and places significant importance on the continued contributions of Deliveroo’s employees to the success of the business following the Effective Date.

DoorDash has not yet received sufficiently detailed information to formulate comprehensive plans or intentions regarding the impact of the Acquisition on the Enlarged Group, its various business units or its employees (including whether the affected employees will include those of DoorDash, Deliveroo, or a combination), and so cannot be certain what impact there will be on the employment of, and the balance of skills and functions of, the management and employees of the Enlarged Group. This is expected to be considered as part of the post-completion review referred to above.

DoorDash’s preliminary evaluation work to identify potential synergies arising from the Acquisition suggests that there will be some duplication between certain common functions of both businesses. DoorDash anticipates that one outcome of the review referred to above may therefore be a potential reduction in employee headcount across the Enlarged Group to the extent necessary to remove such duplication. Subject to DoorDash’s post completion review, the potential reduction would be expected to affect approximately 1-3% of the employees of the Enlarged Group, primarily in general administrative and business support roles. DoorDash will not be in a position to assess what proportion of such headcount reduction will be realised at each of DoorDash and Deliveroo until it has progressed its post completion review. It is anticipated that efforts will be made to mitigate the need for redundancies through the standalone growth of the Enlarged Group, natural attrition, and the slowing or pausing of select hiring plans, and redundancies at Deliveroo are not expected to be material.

DoorDash intends to take a ‘best of both’ approach to integration with the aim of retaining and motivating the best talent across the Enlarged Group to create a best-in-class organisation. Detailed proposals in this regard will be developed as part of the review referred to above and communicated to employees of the Enlarged Group in due course.

In addition, following the proposed delisting of Deliveroo Shares and re-registration of Deliveroo as a private limited company, a number of corporate headquarters and support functions, including certain functions relating to Deliveroo’s status as a public listed company, are likely to no longer be needed. This is expected to result in a small number of headcount reductions in the affected roles.

The evaluation, preparation, and implementation of any headcount reductions will be subject to comprehensive planning and appropriate engagement with stakeholders, including all legally required information and consultation with employees and employee representatives. Any individuals affected will be treated in a manner consistent with the established high standards, culture and practices of DoorDash, and in accordance with all applicable laws.

DoorDash confirms that, following the Acquisition becoming Effective, the existing contractual and statutory rights and terms and conditions of employment of the management and employees of Deliveroo will be safeguarded in accordance with applicable law. Following completion of the Acquisition and subject to compliance with applicable law, DoorDash intends to review and align the terms and conditions of employment of Deliveroo's employees with DoorDash's employment policies, although no timeline for implementation of this has been identified at this stage.

DoorDash greatly admires the skills and achievements of Deliveroo’s existing executive management team, and following the Acquisition becoming Effective, DoorDash intends to work with existing management to identify any necessary changes to best take Deliveroo forward under DoorDash ownership.

It is intended that, upon completion of the Acquisition, each of the non-executive members of the Deliveroo Board will resign as directors of Deliveroo.

Management incentive arrangements

DoorDash has not entered into or had any discussions, and will not enter into any discussions prior to completion of the Acquisition, in relation to any form of incentivisation arrangements with members of Deliveroo’s management team, but plans to put in place appropriate arrangements for the management of Deliveroo following completion of the Acquisition.

Pension schemes

No member of the Deliveroo Group participates in a defined benefit pension scheme.

Headquarters, locations, fixed assets and research and development

Following completion of the Acquisition, DoorDash does not intend to make any material restructurings or changes in location of Deliveroo’s headquarters and, subject to the outcome of the review referenced above, Deliveroo’s headquarters functions, operations and places of business.

DoorDash does not foresee any need to redeploy Deliveroo’s fixed assets.

DoorDash values the investment Deliveroo has made into technology and the infrastructure that is in place to maintain, create and enhance the existing product. DoorDash is committed to innovation in the food delivery industry and intends to bring the same commitment to the Deliveroo Group. Subject to the outcome of the review referenced above, DoorDash does not expect to make material changes to Deliveroo’s existing research and development function.

Riders

DoorDash and Deliveroo share a belief in the importance of protecting and strengthening independent work, pairing the flexibility that riders overwhelmingly want with the support and protections they deserve. Like Deliveroo, DoorDash has demonstrated leadership in developing and implementing pro-rider policies and programs in the countries in which it operates globally. Following the completion of the Acquisition, DoorDash confirms that it will abide by the Voluntary Partnership Agreement between Deliveroo and the GMB Union, engage in good faith with the GMB union, and continue dialogue with other critical stakeholders on issues affecting the rider experience.

DoorDash does not currently anticipate making any changes which are expected to materially impact the terms on which it contracts with riders, save as may be required to address the changing regulatory environment.

Trading facilities

Deliveroo Shares are currently listed on the Official List and admitted to trading on the Main Market of the London Stock Exchange. As set out in paragraph 15, subject to the Scheme becoming Effective, it is intended that requests will be made to the FCA to cancel the listing of the Deliveroo Shares on the Official List and to the London Stock Exchange to cancel trading in Deliveroo Shares on the London Stock Exchange's main market for listed securities.

It is further intended that Deliveroo will be re-registered as a private company.

Post-offer undertakings

No statements in this paragraph 10 constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

Views of the Deliveroo Independent Committee

In considering the recommendation of the Acquisition to Deliveroo Shareholders, the members of the Deliveroo Independent Committee have taken into account DoorDash’s intentions concerning Deliveroo’s business, management team, employees and other Deliveroo stakeholders, as set out in this paragraph 10.

Deliveroo and DoorDash have a shared vision of empowering local commerce and building multi-product, multi-category platforms that serve local economies across the globe. Deliveroo values DoorDash’s commitment to applying its proven operating playbook and best-in-class products to accelerate business performance at Deliveroo, including with Deliveroo’s existing growth initiatives, loyalty programmes, grocery and retail offering, and advertising.

Deliveroo welcomes DoorDash’s recognition of the skills, expertise and experience of Deliveroo’s management and employees and the significance placed on their continued contributions to the success of the business following the Effective Date. This includes DoorDash’s intention to take a ‘best of both’ approach to integration. In respect of riders, Deliveroo values DoorDash’s confirmation that it will abide by the Voluntary Partnership Agreement between Deliveroo and the GMB Union and continue dialogue with other critical stakeholders on issues affecting the rider experience.

Deliveroo values DoorDash’s significant track record of nurturing and investing in brands it acquires. Deliveroo values the fact that DoorDash intends to invest in growing local commerce globally, including continuing to invest in Deliveroo’s business in the UK and other Deliveroo geographies and to expand Deliveroo’s positive impact in the communities in which it operates. The global presence of the Enlarged Group will enable it to implement best practices, use scale to invest in innovation and, ultimately, to enhance our proposition for all stakeholders.

11.	Financing

It is intended that the cash consideration payable by DoorDash to Scheme Shareholders under the terms of the Acquisition will be funded through DoorDash’s cash resources.

On 6 May 2025, in order to enable J.P. Morgan Cazenove to give the confirmation referred to in Rule 2.7(d) of the Code, DoorDash and J.P. Morgan Chase Bank entered into the Bridge Facility Agreement, pursuant to which a $2,850,000,000 bridge facility is available to DoorDash which may be drawn on to finance the cash consideration payable pursuant to the Acquisition (and to finance fees, costs and expenses in connection with the Acquisition). DoorDash intends to enter into a deal contingent forward on or shortly following the date of this Announcement to hedge the full purchase price of the Acquisition and will maintain such contingent forward contract or a similar contract until the Acquisition becomes Effective.

J.P. Morgan Cazenove, in its capacity as financial adviser to DoorDash, is satisfied that sufficient resources are available to DoorDash to enable it to satisfy in full the cash consideration payable to Scheme Shareholders under the terms of the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

12.	Offer-related arrangements

Confidentiality Agreement

On 9 April 2025, DoorDash and Deliveroo entered into the Confidentiality Agreement pursuant to which DoorDash undertook, among other things, to: (i) keep certain information relating to Deliveroo and the Acquisition confidential and not to disclose it to third parties (other than permitted parties) unless required by law or regulation, among other exceptions; and (ii) use such confidential information for the sole purpose of evaluating the Acquisition. The Confidentiality Agreement also contains a customary no contact and a limited non-solicit in respect of named employees from the date of the Confidentiality Agreement until two years (in the case of the no contact) and 12 months (in the case of the non-solicit) after the date of the Confidentiality Agreement.

Clean Team Agreement

On 9 April 2025, DoorDash and Deliveroo entered into the Clean Team Agreement which sets out, among other things, how confidential information that is competitively sensitive can be disclosed, used or shared between the parties’ clean team individuals and/or external advisers retained by DoorDash and Deliveroo respectively.

Clean Team and Joint Defence Agreement

Deliveroo, DoorDash, White & Case LLP and Latham & Watkins LLP have entered into a Clean Team and Joint Defence Agreement dated 17 April 2025, the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties and in relation to the anti-trust and regulatory aspects of the Acquisition only takes place between their respective external counsel and external experts, and does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Co-operation Agreement

On the date of this Announcement, DoorDash and Deliveroo have entered into a Co-operation Agreement in relation to the Acquisition pursuant to which, among other things:

(a)
DoorDash has agreed to use all reasonable endeavours to procure the satisfaction of the Regulatory Conditions as soon as reasonably practicable following the date of this Announcement and in any event in sufficient time to enable the Effective Date to occur by the Long Stop Date;

(b)	DoorDash and Deliveroo have agreed to certain customary undertakings to cooperate in relation to such regulatory clearances and authorisations; and

(c)	DoorDash has agreed to provide Deliveroo with certain information for the purposes of the Scheme Document and otherwise assist with the preparation of the Scheme Document.

The Co-operation Agreement records the intention of DoorDash and Deliveroo to implement the Acquisition by way of a Scheme, subject to DoorDash's right to switch to a Takeover Offer in certain circumstances. DoorDash and Deliveroo have agreed to certain customary provisions if the Scheme should switch to a Takeover Offer.

The Co-operation Agreement shall terminate:

(a)	if agreed in writing between DoorDash and Deliveroo;

(b)
upon service of written notice by DoorDash to Deliveroo if: (i) a Deliveroo Board Recommendation Change occurs; (ii) if the Court Meeting, the General Meeting or the Sanction Hearing are not held on or before the 22nd day after the expected date of such meeting or hearing as set out in the Scheme Document; or (iii) any Condition which is incapable of waiver has become incapable of satisfaction by the Long Stop Date, in circumstances where the invocation of the relevant Condition is permitted by the Takeover Panel;

(c)	14 days following service of written notice by Deliveroo to DoorDash if a Deliveroo Independent Committee Recommendation Change occurs;

(d)	if the Acquisition is withdrawn, terminates or lapses in accordance with its terms;

(e)
upon service of written notice by either DoorDash or Deliveroo to the other if: (i) a competing offer becomes effective or is declared or becomes unconditional; or (ii) the Scheme is not approved at the Court Meeting, the Resolutions to be proposed at the General Meeting are not passed or the Court refuses to sanction the Scheme; or

(f)	if the Effective Date has not occurred by the Long Stop Date.

13.	Structure of the Acquisition

Scheme

It is intended that the Acquisition will be effected by means of a Court-sanctioned scheme of arrangement between Deliveroo and the Scheme Shareholders under Part 26 of the Companies Act. DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer.

The purpose of the Scheme is to provide for DoorDash to become the owner of the entire issued and to be issued ordinary share capital of Deliveroo. Under the Scheme, the Acquisition is to be achieved by the transfer of the Scheme Shares held by Scheme Shareholders to DoorDash in consideration for which the Scheme Shareholders will receive cash consideration pursuant to the Scheme.

Approval by Court Meeting and General Meeting

To become Effective, the Scheme requires, amongst other things, the:

(a)
approval of the Scheme by a majority in number of Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares voted by such holders at the Court Meeting; and

(b)	approval of the Resolutions by the requisite majority of votes cast at the General Meeting (to be held directly after the Court Meeting).

Application to Court to sanction the Scheme

Once the approvals have been obtained at the Court Meeting and the General Meeting and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Sanction Hearing before it can become Effective.

The Scheme will contain a provision for DoorDash and Deliveroo to consent jointly, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose.

The Scheme will become Effective in accordance with its terms on delivery of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme. The consideration for the transfer of Scheme Shares to DoorDash will be despatched to the Scheme Shareholders no later than 14 days after the Effective Date.

Conditions

In addition to the requirements described above, the Acquisition is also conditional on:

(a)	the receipt of certain regulatory and antitrust approvals, being the EU Antitrust Condition, the UK Antitrust Condition, the Italian FDI Condition and the EU FSR Condition; and

(b)	the other Conditions being satisfied or (where applicable) waived.

The Acquisition will lapse if:

(a)
the Court Meeting is not held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between DoorDash and Deliveroo, or (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel and, if required, that the Court may allow);

(b)
the General Meeting is not held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date as may be agreed between DoorDash and Deliveroo, or (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel and, if required, that the Court may allow);

(c)	the Scheme does not become Effective on or before the Long Stop Date.

The Scheme is currently expected to become Effective during Q4 2025, subject to the satisfaction or waiver of the Conditions. An expected timetable of key events relating to the Acquisition will be provided in the Scheme Document.

Amended Deliveroo Articles

Any Deliveroo Shares issued at or before the Scheme Record Time will be subject to the terms of the Scheme. Any Deliveroo Shares issued after the Scheme Record Time will be subject to the Amended Deliveroo Articles and will be automatically transferred to DoorDash in accordance with the terms of the Amended Deliveroo Articles.

Full details of the Scheme to be set out in the Scheme Document

The Scheme Document will include full details of the Scheme, including the expected timetable and the action to be taken by Scheme Shareholders. The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange and the FCA.

The Scheme Document, along with the notice of the Court Meeting and the General Meeting and the Forms of Proxy will be despatched to Deliveroo Shareholders within 28 days of the date of this Announcement or such later date as may be agreed by the Takeover Panel. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Deliveroo’s website at https://corporate.deliveroo.co.uk/investors and on DoorDash’s website at https://ir.doordash.com/resources/.

Right to switch to a Takeover Offer

DoorDash reserves the right to elect (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Deliveroo as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if DoorDash so decides, on such other terms being no less favourable (subject to appropriate amendments including without limitation, the inclusion of an acceptance condition set at no more than 90 per cent. of Deliveroo Shares to which the Takeover Offer relates (or such lesser percentage, being more than 50 per cent. as may be determined by DoorDash with the consent of the Takeover Panel (if necessary) and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement. Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Deliveroo Shares are otherwise acquired, it is the intention of DoorDash to apply the provisions of the Companies Act to compulsorily acquire any outstanding Deliveroo Shares to which the Takeover Offer relates.

14.	Deliveroo Share Plans

Participants in the Deliveroo Share Plans will be contacted regarding the effect of the Acquisition on their rights under the Deliveroo Share Plans and, where relevant, an appropriate proposal will be made to such participants in due course which reflects their options and awards under the Deliveroo Share Plans pursuant to Rule 15 of the Code in due course. Further details of the impact of the Acquisition on each of the Deliveroo Share Plans will be set out in the Scheme Document and separate proposal documentation to be sent to the participants in the Deliveroo Share Plans.

15.	De-listing and re-registration

It is intended that dealings in Deliveroo Shares will be suspended on or shortly before the Effective Date at a time to be set out in the Scheme Document or as separately announced following the date of this Announcement.

It is further intended that an application will be made to the London Stock Exchange for the cancellation of admission to trading of Deliveroo Shares on the Main Market of the London Stock Exchange and the listing of Deliveroo Shares on the Commercial Companies (Equity Shares) category of the Official List with effect on or shortly after the Effective Date.

It is currently expected that the last day of dealings in Deliveroo Shares on the Main Market of the London Stock Exchange will be the Business Day immediately prior to the Effective Date and that no transfers will be registered after 6.00 p.m. on that date.

Upon the Scheme becoming Effective, share certificates in respect of the Deliveroo Shares will cease to be valid and should be destroyed. In addition, entitlements to Deliveroo Shares held within the CREST system will be cancelled on the Effective Date.

As soon as practicable after the Effective Date, it is intended that Deliveroo will be re-registered as a private limited company under the relevant provisions of the Companies Act.

16.	Disclosure of interests in Deliveroo

As at the Last Practicable Date, save for the irrevocable undertakings referred to in paragraphs 3 and 6 above, neither DoorDash, its directors, nor so far as DoorDash is aware, any person acting, or deemed to be acting, in concert with DoorDash:

(a)	had an interest in, or right to subscribe for, relevant securities of Deliveroo;

(b)
had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Deliveroo;

(c)	had procured an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of Deliveroo; or

(d)	had borrowed, lent or entered into any financial collateral arrangements in respect of any Deliveroo Shares.

Furthermore, save for the irrevocable undertakings described in paragraph 6 above, no arrangement exists between DoorDash or Deliveroo or a person acting in concert with DoorDash or Deliveroo in relation to Deliveroo Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Deliveroo Shares which may be an inducement to deal or refrain from dealing in such securities.

17.	Documents available for inspection

Copies of this Announcement and the following documents will, by no later than 12 noon on the Business Day following the date of this Announcement, be made available on Deliveroo’s website at https://corporate.deliveroo.co.uk/investors and on DoorDash’s website at https://ir.doordash.com/resources/ until the end of the Offer Period:

•	this Announcement;

•	the irrevocable undertakings referred to in paragraph 6;

•	the Confidentiality Agreement;

•	the Clean Team Agreement;

•	the Clean Team and Joint Defence Agreement;

•	the Co-operation Agreement;

•	the documents entered into in relation to the financing of the Acquisition referred to in paragraph 10 above; and

•	consent letters from each of J.P. Morgan, Goldman Sachs, Allen & Company LLC and Barclays.

Neither the contents of the websites referred to in this Announcement nor the contents of any website accessible from hyperlinks is incorporated in, or forms part of, this Announcement.

18.	General

The Acquisition will be subject to the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document.

In deciding whether or not to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting, Deliveroo Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

J.P. Morgan (as financial adviser to DoorDash) and Goldman Sachs, Allen & Company LLC and Barclays (as financial advisers to Deliveroo) have each given and not withdrawn their consent to the inclusion in this Announcement of the references to their names in the form and context in which they appear.

Appendix II contains details of sources of information and bases of calculation contained in this Announcement. Appendix III contains certain details relating to the irrevocable undertakings referred to in this Announcement. Appendix IV contains details of the Deliveroo Profit Forecast. Appendix V contains definitions of certain terms used in this Announcement.

Enquiries:

DoorDash Elizabeth Jarvis-Shean (Chief Corporate Affairs Officer) Ali Musa (Director, Corporate Communications) Andy Hargreaves (Vice President, Investor Relations)	ali.musa@doordash.com andy.hargreaves@doordash.com

J.P. Morgan (Financial Adviser to DoorDash) Dwayne Lysaght Matthew Gehl Neil Dalal Jonty Edwards Valentina Proverbio	Tel: +44 (0) 203 493 8000

FGS Global (PR Adviser to DoorDash) Faeth Birch Dorothy Burwell Harry Worthington	Tel: +44 (0) 207 251 3801 doordash@fgsglobal.com

Deliveroo Joe Carberry, VP Policy & Communications Rohan Chitale / Tim Warrington, Investor Relations	joe.carberry@deliveroo.co.uk investors@deliveroo.co.uk

Goldman Sachs (Lead Financial Adviser and Corporate Broker to Deliveroo) Anthony Gutman Jane Dunlevie Owain Evans Bertie Whitehead Cara Pazdon	Tel: +44 (0) 207 774 1000

Allen & Company LLC (Financial Adviser to Deliveroo) Nancy Peretsman Omar Isani	Tel: +1 212 832 8000

Barclays (Financial Adviser and Corporate Broker to Deliveroo) Nicola Tennent Rob Mayhew	Tel: +44 (0)20 7623 2323

Brunswick (Communications Adviser to Deliveroo) Susan Gilchrist Rosie Oddy	Tel: +44 (0) 207 404 5959 deliveroo@brunswickgroup.com

Latham & Watkins (London) LLP is acting as legal adviser to DoorDash.

White & Case LLP is acting as legal adviser to Deliveroo.

The person responsible for arranging the release of this Announcement on behalf of Deliveroo is Catherine Sukmonowski, Deliveroo Company Secretary.

Important Notices

J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised in the United Kingdom by the Prudential Regulation Authority and regulated in the United Kingdom by the Prudential Regulation Authority and the Financial Conduct Authority) is acting as financial adviser exclusively for DoorDash and no one else in connection with the Acquisition and will not regard any other person as its client in relation to the Acquisition and will not be responsible to anyone other than DoorDash for providing the protections afforded to clients of J.P. Morgan or its affiliates, nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to herein.

Goldman Sachs International (“Goldman Sachs”), which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Deliveroo and no one else in connection with the matters referred to in this Announcement and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the matters referred to in this Announcement.

Allen & Company LLC, which is registered with and licensed as a broker-dealer by the United States Securities and Exchange Commission and incorporated in the state of New York, is acting as financial adviser to Deliveroo and no one else in connection with the matters described in this Announcement and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Allen & Company LLC nor for providing advice in relation to the matters described or referred to in this Announcement. Neither Allen & Company LLC nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Allen & Company LLC in connection with this Announcement, any statement contained herein or the matters described or referred to in this Announcement or otherwise.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Deliveroo and no one else in connection with the Acquisition and will not be responsible to anyone other than Deliveroo for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Acquisition or any other matter referred to in this Announcement.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Deliveroo securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or subscribe for or any invitation or the solicitation of an offer to purchase or subscribe for or otherwise acquire, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be implemented solely through and on the terms set out in the Scheme Document and the accompanying Forms of Proxy (or, in the event that the Acquisition is to be implemented by means of a Takeover Offer, the Offer Document and accompanying form of acceptance), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of, or to accept, the Acquisition. Any approval, decision, vote or other response to the Acquisition should be made only on the basis of the information in the Scheme Document (or if the Acquisition is implemented by way of a Takeover Offer, the Offer Document). Deliveroo Shareholders are strongly advised to read the formal documentation in relation to the Acquisition once it has been despatched.

This Announcement does not constitute a prospectus or prospectus exempted document.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and the publication of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this Announcement since such date.

This Announcement contains inside information in relation to Deliveroo for the purposes of Article 7 of the Market Abuse Regulation (EU) No. 596/2014 as it forms part of English law by virtue of the European Union (Withdrawal) Act 2018. Upon the publication of this Announcement via a Regulatory Information Service, this inside information will be considered to be in the public domain.

Overseas shareholders

This Announcement has been prepared for the purpose of complying with English law, the Listing Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and/or regulation and such law and/or regulation may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe any applicable legal or regulatory requirements. Any person (including, without limitation, nominees, trustees and custodians) who would, or otherwise intends to, forward this Announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action. In particular, the ability of persons who are not resident in the United Kingdom to vote their Deliveroo Shares at the Court Meeting or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote their Deliveroo Shares in respect of the Court Meeting or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.

Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

Unless otherwise determined by DoorDash and Deliveroo or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this Announcement (including custodians, nominees and trustees) must not distribute or send it into or from a Restricted Jurisdiction. In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, DoorDash will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The Acquisition relates to the shares of a company incorporated in England and it is proposed to be made by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules.

If DoorDash were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer shall be made in compliance with all applicable laws and regulations, including, if the Takeover Offer is extended into the US, section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by DoorDash and no one else. In addition to any such Takeover Offer, DoorDash, certain affiliated companies and the nominees or brokers (acting as agents) of DoorDash and/or such affiliated companies may make certain purchases of, or arrangements to purchase, Deliveroo Shares outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made, they would be made outside the United States in compliance with applicable law, including the US Exchange Act.

The receipt of cash consideration by a Deliveroo Shareholder for the transfer of their Deliveroo Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as overseas and other, tax laws. In certain circumstances, Deliveroo Shareholders that are not US persons and that receive cash consideration pursuant to the Scheme may be subject to US withholding tax. Each Deliveroo Shareholder is urged to consult an independent professional adviser regarding the applicable tax consequences of the Acquisition, including under applicable United States, state and local, as well as overseas and other tax laws.

Financial information relating to Deliveroo included in this Announcement and to be included in the Scheme Document has been or will have been prepared in accordance with International Financial Reporting Standards and may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). US GAAP differs in certain significant respects from accounting standards applicable in the United Kingdom.

It may be difficult for a US-based investor to enforce their rights and any claim he or she may have arising under US securities laws, since the Scheme relates to the shares of a company incorporated under the laws of, and located in, the United Kingdom, and some or all of its officers and directors may be residents of non-US jurisdictions. A US-based investor may not be able to sue a company located in the United Kingdom, or its officers or directors, in a foreign court for alleged violations of US securities laws, and it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by DoorDash or Deliveroo may contain certain “forward-looking statements” with respect to Deliveroo and DoorDash. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “forecast”, “aim”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning or the negative thereof. Forward-looking statements include, but are not limited to, statements relating to the following: (a) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (b) business and management strategies of DoorDash and the expansion and growth of Deliveroo and potential synergies resulting from the Acquisition; and (c) the effects of global economic conditions and governmental regulation on DoorDash or Deliveroo’s business.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or developments to differ materially from those expressed in or implied by such forward-looking statements. These factors include, but are not limited to: the ability to complete the Acquisition; the ability to obtain requisite regulatory and shareholder approvals, changes in the global political, economic, business and competitive environments and in market and regulatory forces, changes in future exchange and interest rates, changes in tax rates, future business combinations or disposals, changes in general economic and market conditions in the countries in which DoorDash and Deliveroo operate, weak, volatile or illiquid capital and/or credit markets, interest rate and currency value fluctuations, the degree of competition in the geographic and business areas in which DoorDash and Deliveroo operate and changes in laws or in other supervisory expectations or requirements. Other unknown or unpredictable factors could cause actual results to differ materially from those expected, estimated or projected in the forward-looking statements. These forward-looking statements are based on numerous assumptions regarding present and future strategies and environments. None of DoorDash or Deliveroo, nor any of their respective associates, directors, officers, employees or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to DoorDash or Deliveroo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement.

DoorDash and Deliveroo assume no obligation to update publicly or revise forward-looking or other statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecasts or estimates

The Deliveroo Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. As required by Rule 28.1 of the Code, the assumptions on which the Deliveroo Profit Forecast is stated are set out in Appendix IV of this Announcement.

Other than the Deliveroo Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for DoorDash or Deliveroo in respect of any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per Deliveroo Share for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per Deliveroo Share.

Publication on website

In accordance with Rule 26.1 of the Code, a copy of this Announcement and the documents required to be published under Rule 26 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Deliveroo’s website at https://corporate.deliveroo.co.uk/investors and on DoorDash’s website at https://ir.doordash.com/resources/ by no later than 12 noon on the Business Day following the date of this Announcement. Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copies

In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Deliveroo’s registrars, Equiniti Limited, on +44 (0) 371 384 2030 between 8.30 a.m. to 5.30 p.m. (London time) Monday to Friday (except UK public holidays) or by submitting a request in writing to Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.

Electronic communications – information for Deliveroo Shareholders

Please be aware that addresses, electronic addresses and certain information provided by Deliveroo Shareholders, persons with information rights and other relevant persons for the receipt of communications from Deliveroo may be provided to DoorDash during the Offer Period as required under section 4 of Appendix 4 of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different paragraphs and/or tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (a) the offeree company; and (b) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 pm on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (a) the offeree company; and (b) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.9 of the Code

For the purposes of Rule 2.9 of the Code, Deliveroo confirms that, as at the date of this Announcement, it had in issue 1,510,437,068 ordinary shares of £0.005 each, including 13,634,415 shares which are held in treasury. The ISIN for the ordinary shares is GB00BNC5T391.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

APPENDIX I

CONDITIONS OF THE ACQUISITION AND CERTAIN FURTHER TERMS

Part A: Conditions of the Scheme and the Acquisition

Long Stop Date

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by not later than 11:59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme will be subject to the following Conditions:

(a)

(i)
its approval by a majority in number of Scheme Shareholders who are on the register of members of Deliveroo at the Voting Record Time and who are present, entitled to vote and voting, whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court (or any adjournment of any such meeting) and who represent 75 per cent. in value of the Scheme Shares voted by those Scheme Shareholders; and

(ii)
the Court Meeting and any separate class meeting which may be required (or any adjournment of any such meeting) being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document (or such later date, if any, as: (A) DoorDash and Deliveroo may agree; or (B) (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel, and in each case that, if so required, the Court may allow);

(b)

(i)	the passing of the Resolutions by the requisite majority of Deliveroo Shareholders at the General Meeting (or any adjournment thereof); and

(ii)
the General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as: (A) DoorDash and Deliveroo may agree; or (B) (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel, and in each case that, if so required, the Court may allow); and

(c)

(i)	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to DoorDash); and

(ii)
the Sanction Hearing being held on or before the 22nd day after the expected date of the Sanction Hearing to be set out in the Scheme Document (or such later date, if any, as: (A) DoorDash and Deliveroo may agree; or (B) (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel, and in each case that, if so required, the Court may allow).

3.
In addition, except as stated in Part B below and subject to the requirements of the Takeover Panel, the Acquisition shall be conditional upon the following Conditions and, accordingly, the Court Order shall not be delivered to the Registrar of Companies unless such Conditions (as amended, if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Sanction Hearing) or, where relevant, waived prior to the Scheme being sanctioned by the Court:

Antitrust Approvals

EU

(a)
Insofar as the Acquisition constitutes, or is deemed to constitute, a concentration with a Community dimension within the scope of Council Regulation (EC) 139/2004 (as amended) (the “EUMR”), one of the following having occurred:

(i)	the European Commission (the “Commission”) indicating that the arrangement notified does not fall within the scope of the EUMR pursuant to Article 6(1)(a) of the EUMR; or

(ii)
the Commission indicating that the concentration is compatible with the internal market pursuant to Articles 6(1)(b), (including in conjunction with Article 6(2)), 8(1) or 8(2) of the EUMR unconditionally or on terms reasonably satisfactory to DoorDash, or having been deemed to have done so pursuant to Article 10(6); or

(iii)
if the Commission makes a referral in whole or in part under Article 4(4) or Article 9 of the EUMR, or is deemed to have made such a referral, to a competent authority of one or more Member States whose laws prohibit the parties from completing the Acquisition before clearance is obtained under national merger control, such clearance being obtained (or being deemed to be obtained) whether unconditionally or on terms reasonably satisfactory to DoorDash from the competent authority or authorities of the relevant Member State or States (and the Commission as applicable, where such referral has been made in part), or any relevant waiting periods having expired (provided that if the Commission makes a referral of the whole of the concentration under Article 4(4) or Article 9 of the EUMR to the competent authority or authorities of one or more Member States whose laws in each case do not prohibit the parties from completing the Acquisition before clearance is obtained under national merger control, this Condition 3(a)(iii) shall be deemed to be satisfied),

(the “EU Antitrust Condition”);

United Kingdom

(b)	Insofar as the Acquisition constitutes, or is deemed to constitute, a relevant merger situation within the meaning of Part 3 of the Enterprise Act 2002 (the "EA") one of the following having occurred:

(i)	following submission of a CMA Briefing Paper to the Competition and Markets Authority (“CMA”) and with respect to the Acquisition:

(A)	the CMA's position as most recently communicated to the parties being that it has no further questions in respect of the Acquisition; and

(B)
as at the date on which all other Conditions are satisfied or waived, the CMA not having: (I) requested submission of a Merger Notice; or (II) given notice to either party that it is commencing a Phase 1 Investigation; or

(ii)	where the CMA has commenced an investigation following the submission of a CMA Briefing Paper or a Merger Notice, the CMA either:

(A)
having confirmed on terms reasonably satisfactory to DoorDash that the Acquisition or any matter arising therefrom or related thereto will not be subject to a Phase 2 reference under the EA or on any other statutory basis (a “Phase 2 CMA Reference”), or the applicable time period for the CMA to make a Phase 2 CMA Reference having expired without the CMA having made such a Phase 2 CMA Reference; or

(B)	in the event that a Phase 2 CMA Reference is made in relation to the Acquisition, the CMA either:

(I)
concluding in a report published in accordance with Section 38 of the EA that neither the Acquisition nor any matter arising from or relating to the Acquisition nor any part of it has or is expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services; or

(II)	allowing the Acquisition and any matter arising from or relating to the Acquisition to proceed on terms reasonably satisfactory to DoorDash,

(the “UK Antitrust Condition”);

Foreign Investment Approvals

Italy – Presidency of the Council of Ministers

(c)
Insofar as the Acquisition constitutes, or is deemed to constitute a notifiable acquisition under Italian Law Decree (decreto legge) No. 21 of March 15, 2012, as converted into law and amended by Italian Law No. 56 of May 11, 2012 as subsequently amended and supplemented, and including the relevant implementing decrees, including among others Italian Prime Ministerial Decrees No. 179 of December 18, 2020, and No. 180 of December 23, 2020, adopted from time to time in relation to the abovementioned laws and regulations (the “Italian FDI Law”), one of the following having occurred:

(i)
any declaration from the Italian Presidency of the Council of Ministers (the “Italian FDI Authority”) concluding that the Acquisition falls outside the scope of application of the applicable Italian FDI Law;

(ii)	an express decision from the Italian FDI Authority which authorizes or does not prevent the completion of the Acquisition; or

(iii)
the expiry of the applicable review period (or of any extension thereof), as applicable under Italian FDI Law, without the issuance of any explicit decision with respect to the Acquisition which is deemed to be an official waiver (silenzio assenso) authorizing, pursuant to the Italian FDI Law, the completion of the Acquisition,

(the “Italian FDI Condition”);

EU Foreign Subsidies Regulation

(d)
insofar as the Acquisition constitutes or is deemed to constitute a notifiable acquisition under Regulation (EU) 2022/2560 of the European Parliament and of the Council on foreign subsidies distorting the internal market (the “EU FSR”), or the Commission requests such notification under Article 21(5) of the EU FSR, any of the following having occurred:

(i)	the Commission declaring that the Acquisition does not fall within the scope of the EU FSR; or

(ii)
the Commission either declaring that there are insufficient indications to initiate an in-depth investigation and closing a preliminary review pursuant to Article 10(4) of the EU FSR or not initiating an in-depth investigation within the relevant period provided for in Article 24 of the EU FSR; or

(iii)	the Commission not adopting a decision specified in Article 25(3) of the EU FSR within the time period specified in Article 25(4) of the EU FSR, following an in-depth investigation; or

(iv)
following an in-depth investigation, the Commission either issuing a no objection decision pursuant to Article 11(4) (in conjunction with Article 25(3)(b)); or a decision on terms reasonably satisfactory to DoorDash pursuant to Article 11(3) (in conjunction with Article 25(3)(a) of the EU FSR),

(the “EU FSR Condition”);

General Third Party approvals

(e)
all notifications, filings or applications which are necessary or considered appropriate or desirable by DoorDash having been made in connection with the Acquisition and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Acquisition and all Authorisations deemed reasonably necessary or appropriate by DoorDash in any jurisdiction for or in respect of the Acquisition (including, without limitation, its implementation and financing) and, except pursuant to Chapter 3 of Part 28 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Deliveroo or any other member of the Wider Deliveroo Group by any member of the Wider DoorDash Group having been obtained in terms and in a form reasonably satisfactory to DoorDash from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Deliveroo Group or the Wider DoorDash Group has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Wider Deliveroo Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Acquisition becomes otherwise unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

(f)
save as set in respect of Conditions 3(a) to 3(e), no Third Party having decided, threatened or given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order (and in each case not having withdrawn the same) which would or might reasonably be expected to (in any case to an extent or in a manner which is materially adverse in the context of the Acquisition or the Wider Deliveroo Group taken as a whole):

(i)
require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider DoorDash Group or by any member of the Wider Deliveroo Group of all or any material part of their respective businesses, assets, property or any shares or other securities (or the equivalent) in any member of the Wider Deliveroo Group or any member of the Wider DoorDash Group or impose any material limitation on the ability of all or any of them to conduct their respective businesses (or any material part thereof) or to own, control or manage any of their respective assets or properties (or any part thereof);

(ii)
except pursuant to Chapter 3 of Part 28 of the Companies Act in the event that DoorDash elects to implement the Acquisition by way of a Takeover Offer, require any member of the Wider DoorDash Group or the Wider Deliveroo Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Deliveroo Group or any asset owned by any Third Party (other than in connection with the implementation of the Acquisition);

(iii)
impose any material limitation on, or result in a material delay in, the ability of any member of the Wider DoorDash Group, directly or indirectly, to acquire, hold or exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or other securities (or the equivalent) in Deliveroo or on the ability of any member of the Wider Deliveroo Group or any member of the Wider DoorDash Group, directly or indirectly, to hold or exercise effectively all or any rights of ownership in respect of shares or loans or any other securities (or the equivalent) in, or to exercise voting or management control over, any other member of the Wider Deliveroo Group;

(iv)	result in any member of the Wider Deliveroo Group or any member of the Wider DoorDash Group ceasing to be able to carry on business under any names under which it currently carries on business;

(v)
make the Acquisition or its implementation void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially prevent or prohibit, restrict, restrain or delay or otherwise interfere with to a material extent the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment to the terms of the Acquisition;

(vi)
impose any material limitation on, or result in material delay in, the ability of any member of the Wider DoorDash Group or any member of the Wider Deliveroo Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider DoorDash Group and/or the Wider Deliveroo Group;

(vii)
require any member of the Wider Deliveroo Group to relinquish, terminate or amend in any material way any material contract to which any member of the Wider Deliveroo Group or the Wider DoorDash Group is a party;

(viii)
require any member of the Wider DoorDash Group or any member of the Wider Deliveroo Group or any of their respective affiliates to: (A) invest, contribute or loan any capital or assets to; or (B) guarantee or pledge capital assets for the benefit of any member of the Wider DoorDash Group or any member of the Wider Deliveroo Group, which in each such case or together is material and adverse in the context of the Wider Deliveroo Group, taken as a whole, or in the context of the Acquisition; or

(ix)
otherwise materially adversely affect all or any of the business, value, assets, liabilities, profits, operational performance, financial or trading position or prospects of any member of the Wider Deliveroo Group or any member of the Wider DoorDash Group;

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Deliveroo Shares or other securities in, or control or management of, Deliveroo or otherwise intervene having expired, lapsed or been terminated;

Other regulatory approvals

(g)
each Governmental Entity, which regulates or licences any member of the Deliveroo Group or any other body corporate in which any member of the Deliveroo Group has an interest in shares, and whose prior approval, consent or non-objection to any change in control, or acquisition of (or increase in) control in respect of that or any other member of the Deliveroo Group is required, or any Governmental Entity, whose prior approval of, consent to or non-objection to the Acquisition is otherwise required, or from whom one or more material licences or permissions are required in order to complete the Acquisition, having given its approval, non-objection or legitimate deemed consent or consent in writing thereto and, as the case may be, having granted such licences and permissions (in each case where required and on terms reasonably satisfactory to DoorDash), and in each case the impact of which would be, or might reasonably be expected to be, materially adverse to the Wider Deliveroo Group, taken as a whole;

Notifications, waiting periods and authorisations

(h)
all material notifications, filings or applications which are necessary or considered appropriate or desirable by DoorDash having been made in connection with the Acquisition and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case, in respect of the Acquisition and all Authorisations deemed reasonably necessary by DoorDash in any jurisdiction for or in respect of the Acquisition and, except pursuant to Chapter 3 of Part 28 of the Companies Act in respect of the Acquisition having been obtained in a form reasonably satisfactory to DoorDash from all appropriate Third Parties and all such Authorisations remaining in full force and effect at the time at which the Acquisition becomes Effective or otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations, in each case in a way that would be materially adverse to the Wider Deliveroo Group, taken as a whole;

Certain matters arising as a result of any arrangement, agreement, etc.

(i)
except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider Deliveroo Group is a party, or by or to which any such member or any of its assets is or may be bound, entitled or subject, or any event or circumstance which, as a consequence of the Acquisition would or might reasonably be expected to result in (in each case to an extent or in a manner which is materially adverse in the context of the Wider Deliveroo Group taken as a whole):

(i)
any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of such member or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, lease, licence, franchise, permit or other instrument or the rights, liabilities, obligations or interests of any such member in or with any other person (or any arrangement or arrangements relating to any such interests or business) being materially adversely modified or adversely affected or any onerous obligation or liability arising or any adverse action being terminated, taken or arising thereunder;

(iv)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers;

(v)
the rights, liabilities, obligations, interests or business of any such member under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any such member or any member of the Wider Deliveroo Group in or with any other person or body or firm or company (or any arrangement relating to any such interests or business) being terminated, or materially adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)
any assets or interests of, or any asset the use of which is enjoyed by, any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(viii)	the financial or trading position or prospects of, any such member being materially prejudiced or materially adversely affected; or

(ix)
the creation or acceleration of any material liability (actual or contingent) by any such member other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Acquisition, and except as Disclosed no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Deliveroo Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in Conditions (g)(i) to (ix) above, in each case which is or would be materially adverse in the context of the Wider Deliveroo Group taken as a whole;

Certain events occurring since 31 December 2024

(j)	except as Disclosed, no member of the Wider Deliveroo Group having since 31 December 2024:

(i)
except for shares issued or transferred out of treasury pursuant to awards under the Deliveroo Share Plans issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Deliveroo Shares out of treasury (except, where relevant, as between Deliveroo and wholly-owned subsidiaries of Deliveroo or between the wholly-owned subsidiaries of Deliveroo);

(ii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution or return of capital (whether payable in cash or otherwise) other than dividends (or other distributions or returns of capital whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Deliveroo to Deliveroo or any of its wholly-owned subsidiaries;

(iii)
other than pursuant to the Acquisition (and except for transactions between Deliveroo and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Deliveroo and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings;

(iv)
except for transactions between Deliveroo and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Deliveroo and transactions in the ordinary course of business, disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so;

(v)
except for transactions between Deliveroo and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Deliveroo issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness;

(vi)
entered into or varied any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which is or which involves or could involve an obligation of an onerous nature or magnitude, otherwise than in the ordinary course of business;

(vii)
entered into, materially varied, authorised or proposed entry into or variation of the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Wider Deliveroo Group, save to the extent consistent with past practice;

(viii)	established any share option scheme, incentive scheme or other benefit in respect of the Wider Deliveroo Group;

(ix)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital (except, in each case, where relevant, as between Deliveroo and wholly-owned subsidiaries of Deliveroo or between the wholly-owned subsidiaries of Deliveroo);

(x)	waived, compromised or settled any claim other than in the ordinary course of business;

(xi)
terminated or varied the terms of any agreement or arrangement between any member of the Wider Deliveroo Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Deliveroo Group taken as a whole;

(xii)
save as required in connection with the Acquisition, made any material alteration to its memorandum, articles of association or other incorporation documents or any material alteration to the memorandum, articles of association or other incorporation documents of any other member of the Wider Deliveroo Group;

(xiii)
been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xiv)
(other than in respect of a member of the Wider Deliveroo Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xv)
(except for transactions between Deliveroo and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Deliveroo) made, authorised, proposed or announced an intention to propose any change in its loan capital;

(xvi)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities; or

(xvii)
otherwise than in the ordinary course of business, entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (h), in each case which is materially adverse in the context of the Wider Deliveroo Group taken as a whole;

No adverse change, litigation, regulatory enquiry or similar

(k)	except as Disclosed, since 31 December 2024 there having been:

(i)
no adverse change and no circumstance having arisen which would or might reasonably be expected to result in any adverse change in, the business, value, assets, liabilities, shareholders’ equity, financial or trading position or profits, operational performance or prospects of any member of the Wider Deliveroo Group which is material in the context of the Wider Deliveroo Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against, any member of the Wider Deliveroo Group, in each case which might reasonably be expected to have a material adverse effect on the Wider Deliveroo Group taken as a whole;

(iii)
no enquiry, review or investigation by any Third Party against or in respect of any member of the Wider Deliveroo Group (or any person in respect of which any such member has responsibility or liability) having been threatened in writing, announced, implemented or instituted or remaining outstanding against or in respect of any member of the Wider Deliveroo Group, in each case, which might reasonably be expected to have a material adverse effect on the Wider Deliveroo Group taken as a whole;

(iv)
no contingent or other liability having arisen or become apparent to DoorDash or increased other than in the ordinary course of business which is reasonably likely to affect adversely the business, assets, financial or trading position, profits or operational performance of any member of the Wider Deliveroo Group to an extent which is material in the context of the Wider Deliveroo Group taken as a whole;

(v)
no steps having been taken and no omissions having been made which result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Deliveroo Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which would reasonably be expected to have a material adverse effect on the Wider Deliveroo Group taken as a whole; and

(vi)
no member of the Wider Deliveroo Group having conducted its business in material breach of any applicable laws and regulations which in any case is material in the context of the Wider Deliveroo Group taken as a whole; and

No discovery of certain matters regarding information and liabilities, corruption, intellectual property and environmental liabilities

(l)	except as Disclosed, DoorDash not having discovered that:

(i)
any financial, business or other information concerning the Wider Deliveroo Group announced publicly and delivered by or on behalf of Deliveroo through a regulatory news service prior to the date of this Announcement is misleading, contains a misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in any such case which is material in the context of the Wider Deliveroo Group taken as a whole;

(ii)
any member of the Wider Deliveroo Group, otherwise than in the ordinary course of business, is subject to any liability, contingent or otherwise, and which is material in the context of the Wider Deliveroo Group taken as a whole;

(iii)
any past or present member, director, officer or employee of the Wider Deliveroo Group, or any other person for whom any such person is liable or responsible, has, in a manner that would cause any member of the Wider Deliveroo Group to be liable for such actions, not complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and/or the US Foreign Corrupt Practices Act of 1977;

(iv)
any past or present member, director, officer or employee of the Wider Deliveroo Group, or any other person for whom any such person is liable or responsible, has, in a manner that would cause any member of the Wider Deliveroo Group to be liable for such actions, engaged in any business with or made any investment in, or made any payments to: (A) any government, entity or individual with which US or EU persons are prohibited from engaging in activities or doing business by US or EU laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury & Customs; or (B) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states;

(v)	any asset of any member of the Wider Deliveroo Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

(vi)
no circumstance having arisen or event having occurred in relation to any intellectual property owned, used or licensed by the Wider Deliveroo Group, including: (A) any member of the Wider Deliveroo Group losing its title to any intellectual property or any intellectual property owned by the Wider Deliveroo Group being revoked, cancelled or declared invalid; (B) any agreement regarding the use of any intellectual property licensed to or by any member of the Wider Deliveroo Group being terminated or varied; or (C) any claim being filed suggesting that any member of the Wider Deliveroo Group infringed the intellectual property rights of a third party or any member of the Wider Deliveroo Group being found to have infringed the intellectual property rights of a third party, in each case which is material in the context of the Wider Deliveroo Group taken as a whole; or

(vii)
in relation to any release, emission, accumulation, discharge, disposal or other similar circumstance which has impaired or is likely to impair the environment (including property) or harmed or is likely to harm the health of humans, animals or other living organisms or eco-systems, any past or present member of the Wider Deliveroo Group, in a manner or to an extent which would or might reasonably be expected to cause any member of the Wider Deliveroo Group to be liable for such actions and is material in the context of the Wider Deliveroo Group, taken as a whole: (A) has committed any violation of any applicable laws, statutes, regulations, Authorisations, notices or other requirements of any Third Party giving rise to a material liability; and/or (B) has incurred any material liability (whether actual or contingent) to any Third Party; and/or (C) is likely to incur any material liability (whether actual or contingent), or is required, to make good, remediate, repair, re-instate or clean up the environment (including any property) in each case of (A), (B) or (C) which such liability or requirement would be material to the Wider Deliveroo Group taken as a whole.

Part B: Waiver and invocation of the Conditions

1.	Subject to the requirements of the Takeover Panel, DoorDash reserves the right in its sole discretion to waive, in whole or in part:

(a)	all or any of the Conditions set out in Part A of this Appendix I except Conditions 1, 2(a)(i), 2(b)(i) and 2(c)(i) which cannot be waived; and

(b)
the deadlines in any of Conditions 1, 2(a)(ii), 2(b)(ii) and 2(c)(ii). If such deadline specified in the relevant Condition is not met, DoorDash shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition, or extended the relevant deadline.

2.
The Conditions set out in paragraphs 2(a)(i), 2(b)(i) and 3 (inclusive) of Part A of this Appendix I must be fulfilled or waived (to the extent capable of waiver) by no later than the appointed time of the Sanction Hearing. The Acquisition will lapse if it does not become Effective by 23:59 p.m. on the Long Stop Date. DoorDash shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of Conditions 2 or 3 of Part A of this Appendix I by a date earlier than the latest date for the fulfilment or waiver of that Condition specified above, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any Condition may not be capable of fulfilment.

3.
Subject to paragraph 4 below, under Rule 13.5(a) of the Code, DoorDash may only invoke a Condition so as to cause the Acquisition and/or the Scheme not to proceed, to lapse or to be withdrawn with the consent of the Takeover Panel. The Takeover Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to DoorDash in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.
Conditions 1 and 2 of Part A of this Appendix I (and any Takeover Offer acceptance condition adopted on the basis specified in Part C of this Appendix I) will not be subject to Rule 13.5(a) of the Code.

5.
If the Takeover Panel requires DoorDash to make an offer or offers for any Deliveroo Shares under the provisions of Rule 9 of the Code, DoorDash may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

6.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Part C: Implementation by way of a Takeover Offer

DoorDash reserves the right (with the consent of the Takeover Panel, if required), and while the Co-operation Agreement is continuing, subject to the terms of the Co-operation Agreement, to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme. In such event, the Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme (subject to appropriate amendments for an acquisition being made by way of a Takeover Offer). Subject to the terms of the Co-operation Agreement, the acceptance condition would be set at 90 per cent. of the shares to which such Takeover Offer relates (or such lesser percentage, being more than 50 per cent., as DoorDash may decide with the consent of the Takeover Panel).

Part D: Certain further terms of the Acquisition

1.	DoorDash reserves the right to implement the Acquisition through any other entity wholly-owned by DoorDash from time to time.

2.
The Deliveroo Shares shall be acquired by DoorDash fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights and interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, payable or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made or paid in each case by reference to a record date falling on or after the Effective Date.

3.
If, on or after the date of this Announcement and prior to or on the Effective Date, any dividend or other distribution or return of capital is authorised, announced, declared, paid or made or becomes payable in respect of Deliveroo Shares and with a record date on or prior to the Effective Date, DoorDash will reduce the consideration payable under the Acquisition in respect of each Deliveroo Share by the amount of all or part of such dividend or other distribution or return of capital except where Deliveroo Shares are or will be acquired pursuant to the Acquisition on a basis which entitles DoorDash to receive such dividend or other distribution or return of capital, provided that, to the extent that such dividend or distribution is cancelled, the consideration shall not be subject to change. If DoorDash makes such a reduction in consideration in respect of a dividend or other distribution or return of capital, Deliveroo Shareholders will be entitled to receive and retain that dividend or other distribution or return of capital. Any such reduction referred to in this paragraph 3 shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.

4.
The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and any Deliveroo Shareholders who are not resident in the United Kingdom will need to inform themselves about and observe any applicable requirements.

5.
Unless otherwise determined by DoorDash or required by the Code and permitted by applicable law and regulations, the Acquisition is not being, and will not be, made, directly or indirectly, in, into or by the use of the mails of, or by any other means or instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

6.
The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix I and those terms which will be set out in the Scheme Document and will be subject to the applicable requirements of, and such further terms as may be required to comply with, the applicable requirements of the FCA, the London Stock Exchange, the Court and the provisions of the Code.

7.
This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme and the Forms of Proxy will be governed by English law and will be subject to the jurisdiction of the English courts. The Acquisition shall be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange and the FCA.

8.	The consideration payable for the Acquisition will be paid or delivered subject to any deduction or withholding on account of tax that is required by applicable law in any relevant jurisdiction.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement, unless otherwise stated or the context otherwise requires, the following sources and bases have been used:

1.
As at the close of business on the Last Practicable Date, Deliveroo had in issue 1,510,437,068 ordinary shares of £0.005 each, each carrying one vote. Deliveroo holds 13,634,415 shares in treasury. The total number of voting rights in Deliveroo is therefore 1,496,802,653.

2.	The fully diluted ordinary share capital of Deliveroo as at the Last Practicable Date is based on:

(a)	1,496,802,653 Deliveroo Shares in issue as at the close of business on the Last Practicable Date, excluding shares held in treasury; and

(b)
an additional 136,542,941 Deliveroo Shares that may be issued on or after the date of this Announcement to satisfy the exercise of awards and options under the Deliveroo Share Plans, including awards and options disclosed in the 2024 Deliveroo Remuneration Report which are subject to approval by Deliveroo Shareholders at the Deliveroo annual general meeting scheduled for 20 May 2025, less

(c)	40,486,462 Deliveroo Shares held by the Deliveroo employee benefit trust which are held in order to satisfy the employee entitlements to shares under the Deliveroo Share Plans.

3.
The value attributed to the entire issued and to be issued ordinary share capital of Deliveroo is calculated based on the cash consideration payable by DoorDash to Scheme Shareholders under the terms of the Acquisition of 180 pence for each Scheme Share, multiplied by the fully diluted share capital of Deliveroo set out in paragraph 2 above.

4.	The enterprise value of Deliveroo implied by the terms of the Acquisition is based on:

(a)	the value of Deliveroo’s entire issued and to be issued ordinary share capital set out in paragraph 3 above; less

(b)
cash, cash equivalents and other treasury deposits of £579 million, which represents the 31 December 2024 position of £668 million, less £89 million spent on the share buyback programme over the period from 1 January 2025 to its suspension announced on 28 April 2025; plus

(c)	capitalized lease liabilities of £50 million as at 31 December 2024; plus

(d)	legal provisions of £70 million as at 31 December 2024.

5.	The implied enterprise value multiple for Deliveroo of approximately 13.4x is calculated by reference to:

(a)	Deliveroo’s enterprise value set out in paragraph 4 above; divided by

(b)	the mid-point of Deliveroo's Full Year 2025 adjusted EBITDA guidance of £170 million to £190 million.

6.
All percentages of Deliveroo’s issued share capital are stated as at close of business on the Last Practicable Date and are based on the 1,496,802,653 Deliveroo Shares in issue as at the close of business on the Last Practicable Date, excluding shares held in treasury.

7.
Unless otherwise stated, financial information relating to Deliveroo has been extracted from the Annual Report and Accounts of Deliveroo for the financial year ended 31 December 2024. As announced on 10 March 2025, Deliveroo has now exited its Hong Kong operations and therefore, except where stated, all information excludes Hong Kong.

8.	The Enlarged Group Gross Order Value for 2024 is calculated using DoorDash’s reported Gross Order Value plus Deliveroo’s reported Gross Transaction Value.

9.	Unless otherwise stated, all prices for Deliveroo Shares are the relevant Closing Price for the Deliveroo Shares as at the relevant date.

10.	The Volume Weighted Average Prices are derived from Bloomberg data and have been rounded to the nearest two decimal places.

11.
The exchange rate of US$1.3278:£1 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 5.00 p.m. (London time) on the Last Practicable Date.

Certain figures in this announcement have been subject to rounding adjustments.

APPENDIX III

DETAILS OF IRREVOCABLE UNDERTAKINGS

Deliveroo Directors’ irrevocable undertakings

The following Deliveroo Directors have given irrevocable undertakings in respect of the following Deliveroo Shares beneficially held or controlled by them to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, if the Acquisition is implemented by means of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer):

Name	Number of Deliveroo Shares in respect of which the undertaking is given	Percentage of Deliveroo’s existing issued share capital[1]
Will Shu	95,762,495	6.398%
Claudia Arney	618,800	0.041%
Rick Medlock	235,800	0.016%
Dame Karen Jones DBE	51,282	0.003%
Dominique Reiniche	51,282	0.003%
Peter Jackson	8,000	0.001%

Total	96,727,659	6.462%

Scilla Grimble, Shobie Ramakrishnan and Tom Stafford do not hold any Deliveroo Shares and therefore have not given irrevocable undertakings.

These irrevocable undertakings also extend to any shares acquired by the relevant Deliveroo Directors, as a result of the exercise of options under the Deliveroo Share Plans or otherwise.

The obligations of the Deliveroo Directors under the irrevocable undertakings shall lapse and cease to have effect in the following circumstances:

(a)	if DoorDash announces, with the consent of the Takeover Panel, that it does not intend to proceed with the Acquisition and does not intend to pursue any new acquisition of Deliveroo;

(b)
if the Scheme (or Takeover Offer, as applicable) is withdrawn with the consent of the Takeover Panel or lapses in accordance with its terms, unless: (i) such withdrawal or lapse is as a result of DoorDash exercising its right to implement the Acquisition by way of a Takeover Offer rather than a Scheme or vice-versa; or (ii) a new, revised or replacement Scheme or Takeover Offer to implement the Acquisition is announced by DoorDash within five Business Days of such lapse or withdrawal, on terms at least as favourable as the terms of the Scheme; or

(c)
if a competing offer for Deliveroo is made, then on the later of: (i) the date on which such competing offer for the issued and to be issued ordinary share capital of Deliveroo is declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme); and (ii) the Offer Period coming to an end.

1          Excluding Deliveroo’s treasury shares

These irrevocable undertakings remain binding in the event of a competing offer.

Other Deliveroo Shareholders’ irrevocable undertakings

The following Deliveroo Shareholders have given irrevocable undertakings in respect of the following Deliveroo Shares beneficially held or controlled by them to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting (or, if the Acquisition is implemented by means of a Takeover Offer, to accept or procure the acceptance of the Takeover Offer):

Name	Number of Deliveroo Shares	Per cent. of Deliveroo Shares in issue
DST Global V, L.P.	51,435,405	3.436%
DST Global V Co-Investment Fund, L.P.	13,893,311	0.928%
DST Investments XIV, L.P.	13,893,092	0.928%
DST Global V Co - Invest, L.P.	2,348,068	0.157%
Greenoaks Capital Opportunities Fund, L.P.	52,645,465	3.517%
Total	134,215,341	8.967%

The obligations of DST Global and Greenoaks under the irrevocable undertakings shall lapse and cease to have effect in the following circumstances:

(a)
if DoorDash announces, with the consent of the Takeover Panel, that it does not intend to proceed with the Acquisition and does not intend to pursue any new acquisition of Deliveroo and no new, revised or replacement Scheme or Takeover Offer to implement the Acquisition is announced in accordance with Rule 2.7 of the Code within 10 Business Days of such announcement;

(b)
if the Scheme (or Takeover Offer, as applicable) lapses or is withdrawn in accordance with its terms and no new, revised or replacement Scheme or Takeover Offer to implement the Acquisition is announced by DoorDash within 10 Business Days of such lapse or withdrawal;

(c)
if a competing offer for Deliveroo is made, then on the later of: (i) the date on which such competing offer for the issued and to be issued ordinary share capital of Deliveroo is declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme); and (ii) the Offer Period coming to an end; or

(d)
if a third party announces a firm intention to make a competing offer which provides for consideration of not less than: (a) in the case of DST Global, five per cent. greater than; and (b) in the case of Greenoaks, greater than, that offered under the Acquisition and DoorDash does not increase the consideration offered under the Acquisition to an amount equal to or greater than such consideration within 10 Business Days of the announcement of such competing proposal.

APPENDIX IV

DELIVEROO PROFIT FORECAST

Deliveroo’s 2024 preliminary results published on 13 March 2025 contained the following statement in respect of the financial year ending 31 December 2025 which, for the purposes of Rule 28.1(c) of the Code, constitutes a profit forecast before the start of the offer period (the “Deliveroo Profit Forecast”). The Deliveroo Profit Forecast was reconfirmed by Deliveroo in its Q1 2025 trading update published on 17 April 2025.

●	GTV growth anticipated to be high-single digits percentage growth (in constant currency).

●	Adjusted EBITDA expected to be in the range of £170-190 million, as Deliveroo makes targeted investments to capture future growth opportunities.

Directors' confirmation

The directors of Deliveroo confirm that, as at the date of this Announcement, the Deliveroo Profit Forecast remains valid and that it has been properly compiled on the basis of the assumptions set out below and that the basis of accounting used is consistent with the Deliveroo Group's existing accounting policies.

Basis of preparation

The Deliveroo Profit Forecast is based on the Deliveroo Group's current internal unaudited consolidated accounts for the three-month period ended 31 March 2025 and the Deliveroo Group's current internal unaudited forecasts for the remainder of the financial year ending 31 December 2025. The Deliveroo Profit Forecast has been compiled on the basis of the assumptions set out below.

The basis of the accounting policies used in the Deliveroo Profit Forecast is consistent with the existing accounting policies of the Deliveroo Group, which uses 'Alternative Performance Measures' or other non-International Financial Reporting Standards measures and then reconciles such measures to International Financial Reporting Standards as approved by the International Accounting Standards Board.

Assumptions

The Deliveroo Profit Forecast has been prepared on the basis referred to above and subject to the principal assumptions set out below. The Deliveroo Profit Forecast is inherently uncertain and there can be no guarantee that any of the assumptions listed below will occur and/or if they do, their effect on the Deliveroo Group's results of operations, financial condition or financial performance may be material. The Deliveroo Profit Forecast should be read in this context and construed accordingly.

The directors of Deliveroo have made the following assumptions in respect of the financial year ending 31 December 2025:

Assumptions within Deliveroo’s control or influence:

(a)	no material change to the existing strategy or operation of the Deliveroo Group's business, including the business or operating model;

(b)	no material adverse change to the Deliveroo Group's ability to meet customer, supplier and partner needs and expectations based on current practice;

(c)	no material unplanned asset disposals, merger and acquisition or divestment activity conducted by or affecting the Deliveroo Group;

(d)	no material change to the present management of the Deliveroo Group; and

(e)	no material change in capital allocation policies of the Deliveroo Group.

Assumptions outside of Deliveroo's control or influence

(a)	no material effect from changes to existing prevailing macroeconomic, fiscal / inflationary conditions in the markets or regions in which the Deliveroo Group operates;

(b)	no material adverse change to the Deliveroo Group's market environment, including in relation to consumer demand or competitive environment;

(c)	no material adverse events that have a significant impact on the Deliveroo Group's major partners or suppliers;

(d)	no material disruption or changes to rider supply in the markets in which the Deliveroo Group operates;

(e)	no material changes of the value of pound sterling above the average foreign exchange rates that have applied during the three-month period ended 31 March 2025;

(f)	no material adverse events that would have a significant impact on the Deliveroo Group including information technology/cyber infrastructure disruption or significantly adverse weather events;

(g)
no material new litigation or regulatory investigations, and no material unexpected developments in any existing litigation or regulatory investigation, each in relation to any of the Deliveroo Group's operations, products or services; and

(h)	no material change in legislation, taxation or regulatory requirements impacting the Deliveroo Group's operations, expenditure or its accounting policies.

APPENDIX V

DEFINITIONS

In this Announcement, the following words and expressions have the following meanings, unless the context requires otherwise:

Acquisition
the recommended final* cash acquisition by DoorDash of the entire issued and to be issued ordinary share capital of Deliveroo to be effected by means of the Scheme (or by way of a Takeover Offer under certain circumstances described in this Announcement) on the terms and subject to the conditions set out in the Scheme Document and, in either case, where the context requires, any subsequent variation, revision, extension or renewal thereof;

Amended Deliveroo Articles
the articles of association of Deliveroo, as amended to incorporate provisions requiring, amongst other things, any Deliveroo Shares issued after the Scheme Record Time (other than to DoorDash and/or its nominees) to be automatically transferred to DoorDash on the same terms as the Acquisition (other than to timings and formalities), such proposed amendments to be set out in full in the notice of the General Meeting;

Announcement	this announcement of the Acquisition made in accordance with Rule 2.7 of the Code;

Authorisations	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions, determinations, exemptions and approvals;

Barclays	Barclays Bank plc, acting through its Investment Bank;

Bridge Facility Agreement	means the bridge facility agreement entered into between DoorDash and J.P. Morgan Chase Bank, N.A. dated 6 May 2025;

Business Day	a day, other than a Saturday, Sunday, public holiday or bank holiday, on which banks are generally open for normal business in the City of London;

Clean Team Agreement	means the clean team agreement dated 9 April 2025 between Deliveroo and DoorDash;

Clean Team and Joint Defence Agreement	means the clean team and joint defence agreement dated 17 April 2025 between Deliveroo, DoorDash, White & Case LLP and Latham & Watkins LLP;

Closing Price	the closing middle market quotation for a Deliveroo Share as derived from Bloomberg on that day;

Code	the City Code on Takeovers and Mergers;

Companies Act	the UK Companies Act 2006, as amended;

Conditions	the conditions to the Acquisition, which are set out in Part A of Appendix I to this Announcement and to be set out in the Scheme Document;

Confidentiality Agreement	the confidentiality agreement dated 9 April 2025 between DoorDash and Deliveroo;

Co-operation Agreement	the co-operation agreement dated on or around the date of this Announcement between DoorDash and Deliveroo;

Court	the High Court of Justice of England and Wales;

Court Meeting
the meeting or meetings of Scheme Shareholders (or the relevant class or classes thereof) to be convened by an order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purposes of considering, and if thought fit, approving the Scheme (with or without amendment) and any adjournment, postponement or reconvention thereof;

Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

CREST
the system for the paperless settlement of trades in securities and the holding of uncertificated securities in respect of which Euroclear UK & International Limited is the Operator (as defined in the Regulations);

Dealing Disclosure	an announcement pursuant to Rule 8 of the Code containing details of dealings in relevant securities;

Deliveroo	Deliveroo plc;

Deliveroo Board	the board of directors of Deliveroo from time to time;

Deliveroo Board Recommendation Change
means: (i) the Scheme Document does not include the Deliveroo Independent Committee Recommendation or the Statement of Support; (ii) it is publicly announced that the Deliveroo Independent Committee Recommendation will not be included in the Scheme Document, is or will be withdrawn or is adversely modified; (iii) Deliveroo makes an announcement that it will not convene the Court Meeting or the General Meeting or that it intends not to post the Scheme Document (otherwise than as a result of the Acquisition being implemented by way of a Takeover Offer) or will not implement the Scheme once approved by the Scheme Shareholders; (iv) a competing transaction is announced and such competing transaction is recommended by the Deliveroo Independent Committee; (v) any failure by Deliveroo to include the Statement of Support in the Scheme Document; (vi) a public statement is made by Will Shu or Tom Stafford which directly contradicts the Statement of Support, or that they no longer intend to make the Statement of Support or that they intend to adversely modify or qualify such support; or (vii) a competing transaction is announced and such competing transaction is publicly supported by Will Shu or Tom Stafford;

Deliveroo Directors	the directors of Deliveroo from time to time;

Deliveroo Group	Deliveroo and its subsidiaries and subsidiary undertakings;

Deliveroo Independent Committee	the committee of the board of directors of Deliveroo comprising all of the Deliveroo Directors, save for Will Shu and Tom Stafford, and constituted for the purposes of considering the Acquisition;

Deliveroo Independent Committee Recommendation
means a unanimous and unconditional recommendation from the Deliveroo Independent Committee to Deliveroo Shareholders in respect of the Acquisition: (i) to vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting; or (ii) in the event of a swich to a Takeover Offer, to accept the Takeover Offer;

Deliveroo Independent Committee Recommendation Change	means limbs (i) to (iv) (inclusive) of the definition of Deliveroo Board Recommendation Change;

Deliveroo Profit Forecast	has the meaning given in Appendix IV of this Announcement;

Deliveroo Share Plans
(a) the unapproved options granted by Deliveroo to certain individuals on or before 31 March 2021; (b) the Deliveroo Incentive Plan, as amended from time to time; and (c) the Restricted Stock Units granted by Deliveroo to certain individuals on or before 31 March 2021;

Deliveroo Shareholders	the holders of Deliveroo Shares;

Deliveroo Shares	the ordinary shares of £0.005 each in the capital of Deliveroo;

Disclosed
the information which has been disclosed: (a) by or on behalf of Deliveroo to DoorDash or any other member of the Wider DoorDash Group (or their respective officers, employees agents or advisers) on or before the date of this Announcement; (b) in the annual report and accounts of the Deliveroo Group for the financial year ended 31 December 2024; (c) in filings made with the Registrar of Companies and appearing on Deliveroo’s file at Companies House within the two years ending on the date of this Announcement; (d) in any public announcement to a regulatory news service made by Deliveroo prior to the date of this Announcement; or (e) in this Announcement;

Disclosure Table	the disclosure table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk;

DoorDash	DoorDash, Inc.;

DoorDash Group	DoorDash and its subsidiaries and subsidiary undertakings;

DST Global	DST Global V, L.P., DST Global V Co - Invest, L.P., DST Global V Co-Investment Fund, L.P. and DST Investments XIV, L.P.;

Effective
in the context of the Acquisition: (a) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery of the Court Order to the Registrar of Companies; or (b) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

Effective Date	the date upon which the Acquisition becomes Effective;

Enlarged Group	the enlarged group following the Acquisition, comprising the DoorDash Group and the Deliveroo Group;

EU Antitrust Condition	has the meaning given in paragraph 3(a) of Part A to Appendix I;

EU FSR Condition	has the meaning given in paragraph 3(d) of Part A to Appendix I;

Excluded Shares
Deliveroo Shares which, at the relevant time are: (a) registered in the name of or beneficially owned by DoorDash or any member of the Wider DoorDash Group (or their respective nominee(s)); or (b) held in treasury by Deliveroo;

FCA	the UK Financial Conduct Authority or its successor from time to time;

Forms of Proxy	the forms of proxy in connection with the Court Meeting and the General Meeting respectively, which will accompany the Scheme Document;

FSMA	the Financial Services and Markets Act 2000, as amended from time to time;

General Meeting
the general meeting of Deliveroo Shareholders to be convened for the purpose of considering, and, if thought fit, approving the Resolutions, notice of which shall be contained in the Scheme Document and any adjournment, postponement or reconvention thereof;

Goldman Sachs	Goldman Sachs International;

Governmental Entity
any supranational, national, state, municipal, local or foreign government, any minister or instrumentality, subdivision, court or tribunal, arbitrator or arbitrator panel, regulatory or administrative agency or commission, or other authority thereof, or any regulatory or quasi-regulatory organisation or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

Greenoaks	Greenoaks Capital Opportunities Fund, L.P.;

ISIN	International Securities Identification Number;

Italian FDI Condition	has the meaning given in paragraph 3(c) of Part A to Appendix I;

J.P. Morgan	J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Cazenove;

J.P. Morgan Cazenove
J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised in the United Kingdom by the Prudential Regulation Authority and regulated in the United Kingdom by the Prudential Regulation Authority and the Financial Conduct Authority);

Last Practicable Date	2 May 2025, being the Business Day immediately prior to the date of this Announcement;

London Stock Exchange	London Stock Exchange Group plc;

Long Stop Date
6 May 2026 or such later date (if any) as: (a) DoorDash and Deliveroo may agree; or (b) (in a competitive situation) as may be specified by DoorDash with the consent of the Takeover Panel and, in each case (if required), the Court may allow;

Offer Document
the event that the Acquisition is to be implemented by way of a Takeover Offer, the offer document (including any form of acceptance) to be sent to (among others) the Deliveroo Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer, including, as the context requires, any revised or supplementary offer document;

Offer Period	the offer period (as defined by the Code) relating to Deliveroo which commenced on 25 April 2025;

Official List	the official list maintained by the FCA pursuant to Part VI of FSMA;

Opening Position Disclosure	has the same meaning as in Rule 8 of the Code;

Registrar of Companies	the Registrar of Companies in England and Wales;

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001/3755);

relevant securities	has the same meaning as in the Code;

Resolutions	the special resolutions to be proposed at the General Meeting in connection with the adoption of the Amended Deliveroo Articles and such other matters as may be necessary to implement the Acquisition;

Restricted Jurisdiction
any jurisdiction (other than the United Kingdom) where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction;

Sanction Hearing
the hearing of the Court at which the Court Order is sought and, if such hearing is adjourned, references to the commencement of any such hearing shall mean the commencement of the final adjournment thereof;

Scheme
the proposed scheme of arrangement under Part 26 of the Companies Act to effect the Acquisition between Deliveroo and the Scheme Shareholders (the full terms of which will be set out in the Scheme Document), with or subject to any modification, addition or condition which the Court may approve or impose and Deliveroo and DoorDash may agree;

Scheme Document
the document to be sent to (amongst others) Deliveroo Shareholders and persons with information rights containing, amongst other things, the Scheme, the terms and conditions of the Scheme, the notices convening the Court Meeting and the General Meeting;

Scheme Record Time	the time and date to be specified in the Scheme Document;

Scheme Shareholders	holders of Scheme Shares from time to time;

Scheme Shares	the Deliveroo Shares:

(a) in issue at the date of the Scheme Document;

(b) (if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and

(c)      (if any) issued at or after the Voting Record Time but at or before the Scheme Record Time either on the terms that the original or any subsequent holder thereof is bound by the Scheme or in respect of which their holders are, or shall have agreed in writing to be, bound by the Scheme, in each case other than any Excluded Shares;

Statement of Support
means an unconditional expression of support from each of Will Shu and Tom Stafford in respect of the Acquisition and Deliveroo Independent Committee Recommendation in substantially the form set out in the Announcement (or with such changes as may be approved by DoorDash);

Substantial Interest
in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking;

Takeover Offer
should the Acquisition be implemented by way of a takeover offer (as defined in section 974 of the Companies Act 2006), the offer to be made by or on behalf of DoorDash to acquire the entire issued and to be issued ordinary share capital of Deliveroo and, where the context requires, any subsequent revision, variation, extension or renewal of such offer and includes any election available thereunder;

Takeover Panel	the UK Panel on Takeovers and Mergers;

Third Party
each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or authority (including any antitrust or merger control authority), court, trade agency, professional association, institution, works council, employee representative body or any other similar body or person whatsoever in any jurisdiction;

UK Antitrust Condition	has the meaning given in paragraph 3(b) of Part A to Appendix I;

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;

United States or US
the United States of America, its territories and possessions, all areas subject to its jurisdiction or any subdivision thereof, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

US Exchange Act	the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

Volume Weighted Average Price	the volume weighted average of the per share trading prices of Deliveroo Shares on the London Stock Exchange as reported through Bloomberg;

Voting Record Time
the date and time specified in the Scheme Document by reference to which entitlements to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the second day before the date of such adjourned meeting;

Wider Deliveroo Group
Deliveroo, its subsidiary undertakings, associated undertakings and any other undertaking, body corporate, partnership, joint venture or person in which Deliveroo and/or such undertakings (aggregating their interests) have a direct or indirect Substantial Interest or the equivalent; and

Wider DoorDash Group
DoorDash and its subsidiary undertakings, associated undertakings and any other body corporate partnership, joint venture or person in which DoorDash and/or such undertakings (aggregating their interests) have direct or indirect Substantial Interest or the equivalent (excluding, for the avoidance of doubt, any member of the Wider Deliveroo Group).

In this Announcement:

(a)	all times referred to are to London time unless otherwise stated;

(b)	all references to £ or pence are to the lawful currency of the United Kingdom;

(c)	all references to $ are to the lawful currency of the United States;

(d)	references to the singular include the plural and vice versa, unless the context otherwise requires;

(e)
“subsidiary”, “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given to it by paragraph 19 of Schedule 6 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, other than paragraph 1(b) thereof which shall be excluded for this purpose;

(f)	a reference to “includes” shall mean “includes without limitation”, and references to “including” and other similar terms shall be construed accordingly; and

(g)
all references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.